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Annual Report For the fiscal year ended December 31, 2018 Securities code: 3003

Profile Focusing on the real estate leasing business, we are meeting the various real estate demands of our customers through activities such as reconstruction and development. Our Businesses Leasing Business Hulic owns a large number of office buildings, rental apartments, and other properties in prime locations close to stations concentrated in Tokyo 23 wards. The office leasing business is our core activity. Reconstruction Business Ensuring continued amenity and convenience. We carry out planned reconstruction projects appropriate to the location and designed to harmonize with customer needs and the environment. Our portfolio includes many properties with unexploited capacity in terms of their floor area ratio, which we recreate as more spacious and convenient facilities through reconstruction. The reconstruction business is one pillar of our growth strategy. Development Business We operate a development business drawing on our accumulated expertise. In recent years, we have launched a new business in this sector centered on public-private partnership (PPP)*1 projects to help achieve efficient utilization and operation of public assets. Corporate real estate (CRE)*2 projects to help achieve effective utilization of assets held by private-sector enterprises. (*1) PPP: In public-private partnership (PPP) projects, the public and private sectors join forces and cooperate with the aim of efficient utilization and operation of real estate held by central and local governments (public assets). (*2) CRE: Corporate real estate (CRE) projects are designed to support strategies to increase corporate value by utilizing real estate held by private-sector enterprises. Investment Business We undertake investment in real estate to strengthen our asset portfolio. Disclaimer This document contains forward-looking statements about performance of Hulic Co., Ltd. and its group companies based on the management assumptions made in light of currently available information. We do not post information for the purpose of soliciting investment. We request that investment decision be made at your own discretion and not by depending solely on the information provided in this material.

HULIC by Numbers Operating Income (Y)75,564 million 17.6% FY12/18 FY12/17 FY12/16 FY12/15 FY12/14 75,564 64,249 53,377 42,002 36,032 0 10,000 20,000 30,000 40,000 50,000 60,000 70,000 80,000 ((Y) million) 3 future growth businesses 1 Senior Citizen-related Business Demand for nursing care and medical services are projected to grow in Japan due to the aging of the country’s population. In response, Hulic is proactively developing nursing homes, hospitals, and columbarium facilities. It also offers services for active senior citizens 2 Tourism-related Business With the rise in demand for lodging from elderly travelers in Japan and growing numbers of foreign tourists year by year, Hulic is operating its own brand of hotels, investing in other hotels, and developing and running high-class Japanese hot spring Ryokans (Japanese traditional premium hotels). 3 Environment-related Business Recognizing the growing seriousness of environmental issues, Hulic applies the most advanced environmental technologies and incorporates them in its business. Specifically, Hulic reconstructs buildings so that they last longer, and makes practical use of natural ventilation and natural lighting systems. Contents 2 Financial Highlights 4 INTERVIEW WITH THE PRESIDENT 8 Medium-Term Management Plan 10 Trends in Core Real Estate Leasing Business 11 Main Properties 14 Newly Acquired or Properties Completed in 2018 16 CSR 20 Corporate Governance 22 Risk Factors 24 Directors 26 Management’s Discussion and Analysis 28 Stock Information 29 Corporate Information 1

# Financial Highlights

| (¥ million) | FY12/14 | FY12/15 | FY12/16 | FY12/17 | FY12/18 |
|---|---|---|---|---|---|
| Revenue from Operations | ¥212,791 | ¥169,956 | ¥215,780 | ¥289,618 | **¥287,513** |
| Operating Gross Income | 46,459 | 55,935 | 70,271 | 84,647 | **98,395** |
| SG&A Expenses | 10,426 | 13,932 | 16,893 | 20,398 | **22,830** |
| Operating Income | 36,032 | 42,002 | 53,377 | 64,249 | **75,564** |
| Ordinary Income | 34,314 | 42,534 | 51,432 | 61,870 | **72,530** |
| Profit Attributable to Owners of Parent | 22,352 | 33,628 | 34,897 | 42,402 | **49,515** |

| (%) | FY12/14 | FY12/15 | FY12/16 | FY12/17 | FY12/18 |
|---|---|---|---|---|---|
| Operating Gross Income on Revenue from Operations | 21.8% | 32.9% | 32.5% | 29.2% | **34.2%** |
| SG&A Expenses Ratio | 4.8 | 8.1 | 7.8 | 7.0 | **7.9** |
| Operating Income Margin | 16.9 | 24.7 | 24.7 | 22.1 | **26.2** |
| Ordinary Income Margin | 16.1 | 25.0 | 23.8 | 21.3 | **25.2** |
| Net Income Margin | 10.5 | 19.7 | 16.1 | 14.6 | **17.2** |

| (¥ million) | FY12/14 | FY12/15 | FY12/16 | FY12/17 | FY12/18 |
|---|---|---|---|---|---|
| Equity | ¥202,337 | ¥ 312,937 | ¥ 336,903 | ¥ 375,405 | **¥ 400,738** |
| Shareholders' Equity | 174,767 | 281,368 | 303,523 | 334,072 | **368,034** |
| Total Assets | 773,401 | 1,091,266 | 1,133,994 | 1,352,137 | **1,526,423** |
| Noncurrent Assets | 687,182 | 930,507 | 1,005,707 | 1,187,157 | **1,337,944** |
| Current Assets | 86,188 | 160,261 | 128,007 | 164,913 | **188,018** |
| Current Liabilities | 185,549 | 257,778 | 138,987 | 160,036 | **87,640** |
| Capital Expenditure | 92,396 | 288,720 | 107,140 | 198,260 | **256,037** |
| Depreciation | 7,411 | 8,929 | 11,299 | 11,736 | **11,942** |
| Interest-Bearing Debt | 473,299 | 658,214 | 665,375 | 826,697 | **975,145** |

| | | FY12/14 | FY12/15 | FY12/16 | FY12/17 | FY12/18 |
|---|---|---|---|---|---|---|
| Equity Ratio | (%) | 26.1% | 28.6% | 29.7% | 27.7% | **31.1%*** |
| EBITDA | (¥ million) | ¥44,870 | ¥54,678 | ¥66,403 | ¥77,785 | **¥89,462** |
| Debt to EBITDA Ratio | (Times) | 10.5 | 12.0 | 10.0 | 10.6 | **10.0*** |
| Net D/E Ratio | (Times) | 2.6 | 2.2 | 2.1 | 2.3 | **1.9*** |
| Interest Coverage Ratio | (Times) | 18.5 | 8.2 | 23.7 | 10.5 | **24.2** |
| Fixed Ratio | (%) | 339.6% | 297.3% | 298.5% | 316.2% | **333.8%** |
| Current Ratio | (%) | 46.4 | 62.1 | 92.1 | 103.0 | **214.5** |
| Return on Total Assets (ROA) | (%) | 4.5 | 4.5 | 4.6 | 4.9 | **5.0** |
| Return on Equity (ROE) | (%) | 11.8 | 13.0 | 10.7 | 11.9 | **12.7** |

* 50% (75bn) of hybrid finance arranged in 2018 (150bn) is calculated as nominal equity.
Operating Gross Income on Revenue from Operations=Operating Gross Income/Revenue from Operations
SG&A Expenses Ratio=SG&A Expenses/Revenue from Operations
Operating Income Margin=Operating Income/Revenue from Operations
Ordinary Income Margin=Ordinary Income/Revenue from Operations
Net Income Margin=Profit Attributable to Owners of Parent/Revenue from Operations
Equity Ratio=Equity/Total Assets
EBITDA=Ordinary Income-Share of Income (Loss) of Entities Accounted for Using Equity Method +Interest Expenses+Depreciation

Debt to EBITDA Ratio=Interest-Bearing Debt/EBITDA
Interest Coverage Ratio=Operating Cash Flows/Interest Expenses Paid
Fixed Ratio=Noncurrent Assets/Equity
ROA=Ordinary Income/Average Total Assets
Net D/E Ratio=Net Interest-Bearing Debt/Shareholders' Equity
Current Ratio=Current Assets/Current Liabilities
ROE=Profit Attributable to Owners of Parent/Average Equity

2

Main Financial Indicators Operating Income Margin Net Income Margin ((Y) million) 300,000 240,000 180,000 120,000 60,000 0 (%) 50 40 30 20 10 0 FY12/14 FY12/15 FY12/16 FY12/17 FY12/18 Revenue from Operations Operating Income Margin Operating Income Net Income Margin ((Y) million) 300,000 240,000 180,000 120,000 60,000 0 (%) 50 40 30 20 10 0 FY12/14 FY12/15 FY12/16 FY12/17 FY12/18 Revenue from Operations Net Income Margin Profit Attributable to Owners of Parent EBITDA / Debt to EBITDA Ratio ((Y) million) 100,000 80,000 60,000 40,000 20,000 0 (Times) 25 20 15 10 5 0 FY12/14 FY12/15 FY12/16 FY12/17 FY12/18 EBITDA Debt to EBITDA Ratio Shareholders’ Equity / Return on Equity (ROE) ((Y) million) 400,000 320,000 240,000 160,000 80,000 0 (%) 15 12 9 6 3 0 FY12/14 FY12/15 FY12/16 FY12/17 FY12/18 Shareholders’ Equity Return on Equity (ROE) Basic Earning per Share (EPS) ((Y)) 75 60 45 30 15 0 FY12/14 FY12/15 FY12/16 FY12/17 FY12/18 Basic Earning per Share (EPS) Dividends per Share ((Y)) 25 20 15 10 5 0 FY12/14 FY12/15 FY12/16 FY12/17 FY12/18 Dividends per Share 3

INTERVIEW WITH THE PRESIDENT MANABU YOSHIDOME President, Representative Director Q1 Please describe Hulic’s business? As of December 2018, Hulic had a real estate portfolio of about 240 lease properties throughout Japan. Most of our properties are located within a three-minute walk from a station in one of Tokyo’s five most central wards. This advantage of location allows us to enjoy a vacancy rate below 1%. We have achieved growth by reconstructing of older properties in central areas of Tokyo and acquiring additional properties to boost our total leasable floor space. We own many bank branch offices and corporate apartments as core assets due to our historical relationship with Mizuho Financial Group. Recently, we piloted conversion of building use at the time of reconstruction to create residential properties for the elderly, commercial facilities, tourist hotels and other type of properties according with nation’s demographic shift. Q2 Since your listing on the First Section of the Tokyo Stock Exchange in 2008, you have achieved continuous growth in profits and dividends. How was this accomplished? I would particularly put mid-term profit growth as a top priority in my management goal among several performance measures. Despite events such as the Lehman crisis and the Great East Japan Earthquake of March 2011, we have continued to post increased revenue and income. In 2018, we have achieved record-high levels. Anticipating conditions five years ahead and pursuing a strategy of ‘selection and focus’ in deploying our operational resources, we have sought to build a solid business base that resists fluctuations in the economy. Efficient operation with minimal manpower is also one of my goals and we have achieved the highest levels of profit per employee among numerous listed companies at Tokyo Stock Exchange. 4

INTERVIEW WITH THE PRESIDENT Q3 There is the emerging concern of price rising in Tokyo’s real estate market but overall inflation, which Bank of Japan set to achieve, has been completely subdued. What is your assessment? I have a feeling that real estate value in prime locations in central Tokyo have risen sharply due to the influx & people into Tokyo, while the other area responded modestly and the gap between of those have widen significantly. The appetite for Tokyo properties remains strong by both overseas and domestic investors, while suburbs and regional cities are mostly unchanged. Since Hulic has limited investment location target mainly in Tokyo central 5 wards, the tide is running in our favor and we have continued growth for many years. Q4 Is it true that building size matters? In our portfolio, we will continue to concentrate operational resources on mid-size buildings. We have judged that demand for large-size buildings will not be as strong as mid-size buildings, given that many of Japan’s large cap listed companies already have real estate holdings, and the number of giant multinationals are moving towards Singapore and Hong Kong due to Japan’s high corporate taxes and lack of English communication culture. 99% of companies in Japan belong to small and mid-sized category, and such companies are our potential target tenants. Through the strategy of prioritizing location with mid-sized facilities within a three minute-walk from a station in one of Tokyo’s five central wards, we aim to maintain our unbeatably low vacancy rate. Q5 Who are Hulic’s main tenants? Thanks to our historical relationships with Mizuho Financial Group, bank branch offices account for about 21% of leasing revenues. In residential sector, some facilities are leased to companies as staff accommodation, while rental apartments and facilities for the elderly are subleased to agents to avoid exposing us to vacancy risk. Because our leasing agreements include a large portion of long-term contracts, conditions are very stable. Q6 The Japanese media carry daily reports about demographic changes such as the shrinking and aging of the nation’s population. What is your view? Given Japan’s declining population and its increasing age, it will naturally appear that demand for office spaces gets weakened. We promote 3 main future growth business (Senior & Health market, Tourism business and Environmental business). Q7 What is Hulic’s stance on entering the overseas real estate investment market? We booked a good profit in 2015 by exiting the London Mayfair’s mid-size office property before national voting on EU exit. The weak yen was one factor for the profit and we learned that overseas investment involves numerous 5 uncontrollable risk factors. Under shrinking and aging of nation’s population, other Japanese firms have announced aggressive investment plan in overseas countries which we think various risks cannot be overcome without large capital base and high expertise. Contrary to them, we keep focusing on domestic market with area of stable growth possible, and central focus of such strategy will be properties related to seniors, tourism, and environment. Q8 Hulic is one of the very few developers who have avoided residential development and sales. I think that chances of keeping high growth in residential property development business are slim in Japan. Vacant existing home issues already identified nationwide as a social problem and will keep rising as nation’s population continues to decline. On the other hand, to the rise of the nuclear family and the increasing number of single-person households, the demand for both single-unit or corporate apartment should remain steady in the Tokyo metropolitan area. We will touch on corporate residential leasing business under master-leasing structure to avoid exposing us to vacancy risk. Q9 One of the biggest news in Japanese real estate market in 2015 was the announcement which Hulic beat other M&A competitors to acquire Simplex Investment Group. Do you continue M&A as an asset expansion strategy in the future? While M&A offers major advantages of scale in a short time of period, it also means taking on a package of unattractive assets. Whether this challenge can be managed successfully following the merger and contribute to growth will be the crucial factor in such decisions. Q10 Which Key Performance Indicator (KPI) are you looking? I try to keep three things in my mind to achieve at the top level with good balance - financial soundness, profit growth and management efficiencies. Our updated ROE, which considered as one of the most important managerial goals in general, showed around 12.7% and achieved the highest level of our industry, but that never put as a company’s sole management goal. Both high level of capital ratio (around 26.2% and another top level figure in our industry) and healthy debt/equity ratio (around 1.9 times) are also my strong interests. As I subject to stringent monitoring these figures, not only have we recorded outstanding CAGR profit growth but also financial rating upgraded to A+ in 2014. Q11 Please discuss Hulic’s business performance in the fiscal 2019 under review. I see ordinary income as our guiding management target. This is because it serves as a good indicator of business soundness, since it takes account of interest paid on borrowings as well as operating income, which represents the profit from our core business, but excludes 6

INTERVIEW WITH THE PRESIDENT extraordinary items such as sales of investment securities and fixed assets. In fiscal 2018, ordinary income booked (Y)72.5 billion, rising year on year by (Y)10.7 billion. I have a good prospect of achieving further increase in this year. Q12 What is the centerpiece of the current medium term plan (2018-2020)? Our medium-term management plan identifies our continuous focus on the 3 future growth business (Senior & Health market, Tourism business and Environmental business). We will also intend to increase profit level by expanding development business, fee business and capital gains through accelerating value-added property bridge opportunities to Reit companies or other market real estate investors. Q13 What are the risks Hulic faces? Through our bank borrowings, we are exposed to risks from interest rate increases and potential funding issues. Our response must be to promote a shift to ten year loans/bonds with fixed interest rates in principle, and to win the confidence of financial institutions by continuing to grow and posting profits and keep the high credit rating (A+ currently). As we have a large number of office buildings, earthquake is also a major risk. We have completed reinforcements that in theory will enable our buildings to withstand a quake of intensity level 7 on the Japanese scale. New buildings are designed as far as possible with quake-damping and quake-proofing measures. Q14 Could you tell outline some examples of Hulic’s CSR activities? We have introduced earthquake-resistant technology in our new buildings alongside a range of environmentally conscious initiatives. We also offer positive support to female career development, as reflected in our declared target of having women occupy 20% of managerial positions by 2020. Moreover, we became a sponsor of Japan Para - Badminton Federation and Shogi “Kisei sen” , “Seirei sen”. In terms of giving workers equal opportunities, we won an award as a company with an outstanding record in the employment of people with disabilities. In other activities to help children orphaned in the March 2011 earthquake disaster, we make donations each month through the Ashinaga Fund. Moreover, since setting up the HULIC Student Architecture Competition, we have added fresh initiatives each year including programs designated to stimulate students’ intellectual curiosity. Q15 Can you tell us about your flagship buildings for the future? In December 2018, “THE GATE HOTEL Tokyo by Hulic” was opend in Ginza Yurakucho area. THE GATE HOTEL project is under planin Kyoto, Ryogoku, Sapporo, Fukuoka and Osaka, which are popular tourist destination. 7

Medium-Term Management Plan The plan represents the final phase of the long-term management plan (2014-2023) and aims to achieve the goals of the plan three years ahead of schedule. It is designed to develop and evolve the Group’s business model around the focus of the real estate leasing business to achieve a further sustained increase in corporate value. 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 Initial Plan Result Current Long-Term Plan: Hulic 10 years (2014-2023) [FY2023 Goal] Ordinary income: (Y)85 billion 1st Phase 2014-2016 2nd Phase 2017-2019 3rd Phase 2020-2023 1st Phase 2014-2015 Achieved 1 year early 2nd Phase 2016-2017 Achieved 2 years early 3rd Phase 2018-2020 (This plan) To be achieved 3 years early Next Long-Term Plan (2021-2030) Prepare for the next long-term management plan Outline of the Medium-Term Management Plan (2018-2020) Target Profile While maintaining the Hulic business model, the Group will continue to achieve steady growth through evolution by responding to changes in the environment. Basic Policy While retaining leasing as our main business focus, the Group will further strengthen the development business, the value-added real estate business, asset management and other businesses. Basic Strategy 1. Bolstering and enhancing the quality of the lease portfolio 2. Strengthening the development business 3. Expansion of the value-added real estate business 4. Cultivation of new business domains and enhancement of overall Group strengths 5. Balanced business management and risk management 6. Management focused on ESG 8

## Target of ordinary (recurring) income



Intend to cement Top 4 position
Current 3-year Mid-term Plan
Current Long Term Target
(Billions of Yen)
Initial Forecast
Result (Comparison with Initial Forecast)
10.9
10.9
12.3
16.8
20.0
25.9
+8.4
34.3
+8.2
42.5
+8.9
51.4
+10.4
61.8
+10.7
72.5
FY 2020
85 Billions of yen
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
Previous Long Term Plan
Achieved 4 years ahead of original schedule
Current Long-Term Plan: Hulic 10 Years (2014-2023)
To be achieved 3 years ahead of original schedule

## Quantitative Plan (FY2020)

(¥ billion)

| Profit plan | FY 2018 Results | FY 2020 Target |
|---|---|---|
| Operating income | 75.5 | 88.0 |
| Ordinary income (Recurring income) | 72.5 | 85.0 |
| Profit attributable to owners of parnet | 49.5 | 55.0 |
| EBITDA | 89.5 | 105.0 |
| B/S | | |
| Total asset | 1,526.4 | 1,970.0 |
| Interest bearing debt | 975.1 | 1,330.0<br>1,255.0* |
| Shareholder equity | 368.0 | 440.0<br>515.0* |
| Financial equity | | |
| Ratio of interest-bearing debt to EBITDA | 10.0 times | 12 times or less* |
| Net debt to equity ratio | 1.9 times | 3.0 times or less* |
| Capital efficiency | | |
| ROE | 12.7% | More than 10% |
| Shareholder return | | |
| Dividend payout ratio | 33.9% | One third of net income |

*50% (¥75bn) of Hybrid finance issued in 2018 (¥150bn) is calculated as equity.

## Investment Plan (2018-2020)

(¥ billion)

| | FY2018 Result | FY2019 Plan | FY2020 Plan | 3-Year Total |
|---|---|---|---|---|
| Net Investment | 199.1 | 200.0 | 180.0 | 660.0 |
| Long-term holdings | 224.5 | 150.0 | 150.0 | 500.0 |
| Reconstruction and maintenance | 9.4 | 10.0 | 20.0 | 45.0 |
| Development, sold to REIT, value-added business | -41.5 | 35.0 | 5.0 | 100.0 |
| Others | 6.7 | 5.0 | 5.0 | 15.0 |

*Long-term holdings includes forward dealings and acquisition of completed properties.
*Development, sold to REIT, value-added includes investment and selling of properties for sales.
*Number of 3-year total and plan of each year is estimated number. It is possible to be adjusted with the changes of business environment.

9

Trends in Core Real Estate Leasing Business The Company’s real estate business is based on easy-access locations that are concentrated in Tokyo 23 wards. The strength of the Company’s leasing operations lies in the buildings owned in prime locations in city centers, where office demand remains high. In fact, the vacancy rate of the Company’s office buildings has remained significantly below the market average. 16% 19% 36% 29% Distances of office buildings and hotels from the nearest stations (excluding retail properties) Approximately 80% within 5 minutes’ walk 1 minute’s walk or less 2-3 minutes 4-5 minutes More than 5 minutes 17% 39% 10% 21% 13% Building age of our properties Approximately 40% within 10 years Within 10 years Within 10-20 years Within 20-30 years Within 30-40 years More than 40 years Distribution of Properties by Region (excluding real estate for sale) All properties Total 248 properties 213 Concentrated in Tokyo metropolitan area Of 236 properties, 206 are in Tokyo metropolitan area (As of December 31, 2018) Vacancy Rate Trends (%) 10.0 7.5 5.0 2.5 0 5.5 4.0 3.6 3.1 1.8 Market average in central 5 wards 0.7 0.9 0.3 0.4 0.4 All buildings owned by the Company FY12/14 FY12/15 FY12/16 FY12/17 FY12/18 Note: MKT average data: From MIKI SHOJI’s “Office Data by regions” (Tokyo Business District buildings with 100 tsubo as a base floor space) Diversification of Use of Properties Owned by the Company (%) 100 80 60 40 20 0 20% 44% 36% 20% 46% 34% Bank branches (offices) General offices Rental condominiums, residential properties for the elderly, commercial properties, hotels, etc. Based on future population trends, the ratio of rental condominiums, residential properties for the elderly, commercial properties, hotels, etc, will increase. FY12/17 FY12/18 Note: Rental income basis (excluding real estate for sale) 10

Main Properties Office Buildings and Retail Property Hulic Head Office Building Office Building 7-3, Nihonbashiodenmacho, Chuo-ku, Tokyo 2-minute walk from Kodenmacho Station of Tokyo Metro Hibiya Line 10 floors above ground and 1 below Hulic Ginza Sukiyabashi Building Office Building 4-2-11, Ginza, Chuo-ku, Tokyo 1-minute walk from Ginza Station of Tokyo Metro Hibiya Line 11 floors above ground and 4 below Hulic Ginza World Town Building Retail Property 5-8-17, Ginza, Chuo-ku, Tokyo 1-minute walk from Ginza Station of Tokyo Metro Ginza Line 8 floors above ground and 2 below Hulic Ginza Building Office Building 1-7-10, Ginza, Chuo-ku, Tokyo Less than 1-minute walk from Ginza-Itchome Station of Tokyo Metro Yurakucho Line 9 floors above ground and 2 below Hulic Kojimachi Building Office Building 3-2, Kojimachi, Chiyoda-ku, Tokyo 1-minute walk from Kojimachi Station of Tokyo Metro Yurakucho Line 9 floors above ground and 1 below Hulic &New SHIBUYA Retail Property 31-1, Udagawa-cho, Shibuya-ku, Tokyo 5-minute walk from Shibuya Station of JR Yamanote Line 10 floors above ground and 2 below Hulic Aoyama Building Office Building 3-6-12, Kitaaoyama, Minato-ku, Tokyo 1-minute walk from Omote-sando Station of Tokyo Metro Ginza Line 9 floors above ground and 1 below Hulic Shinjuku Building Office Building 3-25-1, Shinjuku, Shinjuku-ku, Tokyo 1-minute walk from Shinjuku Station 10 floors above ground and 3 below Ochanomizu Sola City Office Building 4-6, Kandasurugadai, Chiyoda-ku, Tokyo 1-minute walk from Ochanomizu Station of JR Chuo Line 23 floors above ground and 2 below 11

Main Properties Residential Properties Hulic Residence Komagome Condominium 6-1-1, Honkomagome, Bunkyo-ku, Tokyo 2-minute walk from Sengoku Station of Toei Mita Line 12 floors above ground Hulic Asakusabashi Edo-dori Office Building 1-30-9, Asakusabashi, Taito-ku, Tokyo 1-minute walk from Asakusabashi Station of Toei Asakusa Line 12 floors above ground and 1 below Charm Suite Chofu Pay Nursing Home 1-14-3, Kojima-cho, Chofu-shi, Tokyo 4-minute walk from Chofu Station of Keio Line 8 floors above ground Aristage Kyodo Pay Nursing Home 3-20-22, Kyodo, Setagaya-ku, Tokyo 11-minute walk from Kyodo Station of Odakyu Odawara Line 7 floors above ground Granda Omori Sannou Pay Nursing Home 1-40-21, Sannou, Ota-ku, Tokyo 16-minute walk from Omori Station of JR Keihintouhoku Line 3 floors above ground and 1 below Hospitalment Musashino Pay Nursing Home 1-24-15, Nishikubo, Musashino-shi, Tokyo 8-minute walk from Mitaka Station of JR Chuo Line 3 floors above ground Retail Properties, Hotels, Others Hulic Kaminarimon Building Hotels 2-16-11, Kaminarimon, Taito-ku, Tokyo 2-minute walk from Asakusa Station of Tokyo Metro Ginza Line 14 floors above ground Tokyo Bay Maihama Hotel Hotels 1-34 Maihama, Urayasu-shi, Chiba 8-minute walk from Bayside Station of Disney Resort Line 11 floors above ground and 1 below Grand Nikko Tokyo Daiba Hotels 2-6-1, Daiba, Minato-ku, Tokyo Less than 1-minute walk from Daiba Station of Yurikamome Line 29 floors above ground and 3 below 12

## Hulic Properties in 5 Central Tokyo Wards (As of December 31, 2018)


Shinjuku Ward
Chiyoda Ward
Chuo Ward
Shibuya Ward
Minato Ward

| | | | |
|---|---|---|---|
| 01 | Hulic Head Office Building | 11 | Nagatacho Hokkaido Square |
| 02 | Hulic Ginza Building | 12 | Ochanomizu Sola City |
| 03 | Hulic Kabutocho Building | 13 | HULIC SQUARE TOKYO |
| 04 | Hulic Ginza Sukiyabashi Building | 14 | Hulic Shinbashi Building |
| 05 | Akasaka Star Gate Plaza | 15 | Hulic Aoyama Building |
| 06 | Hulic Ginza 2 Chome Building | 16 | Shinagawa Season Terrace |
| 07 | Nihonbashi Mitsui dev. Project | 17 | Grand Nikko Tokyo Daiba |
| 08 | Hulic Kobunacho Building | 18 | Hulic Minamiaoyama Building |
| 09 | Hulic Ginza World Town Building | 19 | Hulic Shinjuku Building |
| 10 | Hulic Kojimachi Building | 20 | Hulic &New SHIBUYA |

(Only main properties are in the list)

13

Newly Acquired or Properties Completed in 2018 Newly Acquired in 2018 Hulic Kasai Rinkai Building (old name:BEC Building) Address 3-6-2, Rinkaicho, Edogawa-ku, Tokyo Total Floor Area 37.876.83m2 Floor 7F Acquisition Date March 2018 Shinjuku Musashino Building (SPC) Address 3-27-10, Shinjuku, Shinjuku-ku, Tokyo Total Floor Area 11,019.27m2 Floor 8 Floors above ground and 4 below Acquisition Date April 2018 CR-VITE Address 1-12-7, Shibuya, Shibuya-ku, Tokyo Total Floor Area 2,009.25m2 Floor 11 Floors above ground Acquisition Date April 2018 WeWork Shimbashi Address 6-19-3, Shimbashi, Minato-ku, Tokyo Total Floor Area 3,619.28m2 Floor 9 Floors above ground Acquisition Date July 2018 Porte Kanazawa (Hotel Nikko Kanazawa) Address 2-15-1, Motomachi, Kanazawa-shi, Ishikawa Total Floor Area 57,323.71m2 Floor 32 floors above ground and 2 below Acquisition Date September 2018 Akasaka Star Gate Plaza Address 2-3-5, Akasaka, Minato-ku, Tokyo Total Floor Area 17,493.58m2 Floor 16 floors above ground and 2 below Acquisition Date November 2018 Sumitomo Shoji Senri Building Address 1-2-2, Shinsenri, Toyonaka-shi, Osaka, Japan Total Floor Area 73,478.85m2 Floor (North tower) 8 floors above ground and 1 below, (South tower) 12 floors above ground and 4 below Acquisition Date December 2018 14

Properties Completed in 2018 Reconstruction Business Hulic Itabashi Address 36-7, Honcho, Itabashi-ku, Tokyo Total Floor Area 6,686.39m2 Floor 11 floors above ground and 1 below Completion February 2018 Hulic Fuchu Building Address 1-1-2, Fuchucho, Fuchu-shi, Tokyo Total Floor Area 3,906.17m2 Floor 7 floors above ground and 1 below Completion July 2018 Hulic Mejiro Address 3-4-11, Mejiro, Toshima-ku, Tokyo Total Floor Area 5,538.48m2 Floor 8 floors above ground and 1 below Completion October 2018 Hulic Residence Shin-ochanomizu Address 3-1-2, Kandasurugadai, Chiyoda-ku, Tokyo Total Floor Area 3,696.68m2 Floor 14 floors above ground Completion December 2018 Development Business HULIC SQUARE TOKYO Address 2-2-3, Yurakucho, Chiyoda-ku, Tokyo Total Floor Area 15,782.56m2 Floor 13 floors above ground and 2 below Completion October 2018 Charm Premier Den-en-Chofu Address 1-9-10 Tamagawa Denenchofu, Setagaya-ku, Tokyo Total Floor Area 1,983.71m2 Floor 3 floors above ground and 1 below Completion March 2018 Ichigyoin Temple Address 19, Minami-Motomachi, Shinjuku-ku, Tokyo Total Floor Area 4,200 tomb apartment Floor 3 floors above ground and 1 below Completion June 2018 Fufu Kawaguchiko Address Minamitsuru-gun, Yamanashi, Japan Total Floor Area 4,669.52m2 Floor 2 floors above ground Completion August 2018 Granda Inamuragasaki Kamakura Aoi tei Address 3-6-11 Inamuragasaki, Kamakura-shi,Kanagawa Total Floor Area 1,816.69m2 Floor 3 floors above ground Completion October 2018 Nihonbashi Mitsui dev. Project (Hulic portion:Hulic Premium Club) Address 2-5-1, Nihonbashi, Chuo-ku, Tokyo Total Floor Area 3,100m2 Floor 31 floors above ground and 5 below Completion June 2018 Sonare Shakujii Address 1-2-32, Sekimachi, Nerima-ku, Tokyo Total Floor Area 2,295.79m2 Floor 3 floors above ground Completion October 2018 Hulic Tsukiji 3-chome Building Address 3-3-1,Tsukiji,Chuo-ku,Tokyo Total Floor Area 4,740.31m2 Floor 11 floors above ground Completion November 2018 15

CSR CSR Vision Establishing the Medium-Term Management Plan in November 2006, we also approved and resolved our “CSR Vision” as a basic stance in promoting our CSR activities at the Board of Directors meeting. The practice of Corporate Philosophy advocating social contribution through business is inextricably linked with the promotion of CSR activities. Therefore, the CSR Vision was established, with the awareness that it is essential to affirm and clearly state the basic stance in order to formulate and execute the Medium-Term Management Plan. By putting our corporate philosophy into practice we’re contributing to the betterment of society. We take an honest approach to all our stakeholders. To this end: 1 We take compliance seriously, respect human rights, and transparently conduct business activities based on high ethical standards. 2 We strive to protect the local environment while contributing to local revitalization through our businesses. 3 By providing high value-added products and services, we are giving our customers security and laying the foundation for the future. Relationships between the Philosophical Frameworks and our CSR Vision Our Corporate Philosophy is “Creating Amenity. Promoting Peace of Mind.” This means Hulic exists to contribute to society through developing our business activities. Accordingly, achieving our Corporate Philosophy fulfills a social responsibility, and the CSR Vision (basic policy) and the Corporate Philosophy are two sides of the same coin. The Basic Stance which is derived from the Corporate Philosophy, the Basic Principles of Corporate Conduct which embodies our Basic Stance, and Our Code of Conduct, always have our CSR Vision as their basis. Corporate Philosophy Clarifying what we value and why we exist as a company Basic Stance Showing who we need to be in order to realize our corporate philosophy Basic Principles of Corporate Conduct*1 Ethical standards in order to realize our corporate philosophy and basic stance Our Code of Conduct*2 A code of conduct for all to abide CSR Vision Defining our CSR through the practice of our Corporate Philosophy Company Rules Government Laws and Ordinances *1 Basic Principles of Corporate Conduct 1. Awareness of Corporate Social Responsibility Contribute to domestic and overseas economies and stable development of society by devoting ourselves to sound business based on self-responsibility and fulfilling our social missions. 2. Practice of Customer-first Policy Treat customers faithfully and kindly, listen to their requests with sincerity and provide sophisticated, efficient and high-quality services. 3. Faithful and Fair Conduct Always act with sincerity and fairness in compliance with laws and regulations, their spirit, as well as social norms. Decisively confront anti-social forces threatening the order and stability of a civil society. 4. Contribution to and Harmony with Society Contribute to social development and improvement through the appropriate use of our fundamental functions. While being aware of responsibilities as good corporate citizens, commit ourselves to corporate conduct in accordance with common sense and expectations through close communication with society. 5. Respect for Humanity Build an organizational culture full of respect for humanity and that values comfort and well-being, so that people can work with high motivation and an open-heart. *2 Our Code of Conduct 1. Respect for human rights, prohibition of discrimination and sexual harassment 2. Compliance with laws, regulations, and rules 3. Sincere and fair execution of business 4. Appropriate management of information 5. Regulations of insider training 6. Insulation from anti-social forces 7. Concern for environmental conservation 8. Maintenance and stimulation of optimal communication 9. Respect for intellectual property rights 10. Prohibition of bribery, rules regarding entertainment and gift-giving 11. Transparency of transactions, rules to ensure rational transactions 16

CSR Promotion Systems Board of Directors Report to the Board of Directors Proposal on measures to improve KPI-related status reports CSR Committee Chairperson: President Members: Senior Executive Managing Officers/General Manager of Real Estate Planning Department/General Manager of Property Development Department/General Manager of Corporate Planning Department Making a decision on allocation of resources (personnel, materials, money) after receiving a report CSR Supporter Environment Team Concerned material issues/KPI Measures against global warming Conservation of resources and reduction of waste at existing buildings Reduction of waste in new construction and reconstruction works Earthquake countermeasures for Hulic’s buildings Extending the life span of Hulic’s buildings Using renewable energy and developing new technologies Greening buildings to prevent warming Real Estate Business Division Internal Environmental Improvement Team Concerned material issues/KPI Promoting use of supportive systems to raise children while working Work-life balance Promoting employment of the disabled Preventing crushing labor Survey of customer satisfaction Mental health Activating the reemployment program Reduction in power and paper consumption in office Social Contribution Team Concerned material issues/KPI Matching gifts Matching Gift Council Volunteer activities Collection of stamps and used books, etc. Taking into account communities in real estate development Contributions Social Contribution Review Committee Information disclosure Communication Stakeholders Shareholders Employees Customers Business Partners Government and Public Administration Local Communities Global Environment Establishment of the CSR Committee Hulic has established a CSR Committee in order to combine and align its CSR-related initiatives with its business activities. It is essential for management personnel to be involved in boosting the level of CSR initiatives in the medium- and long-term while striking a balance between CSR-related measures and business activities. Therefore, the CSR Committee is chaired by the President, consists of Senior Executive Managing Officers, the Chief of the Human Resources and General Affairs Department, the Chief of the Real Estate Planning Department, the Chief of the Property Development Department, and the Chief of the Corporate Planning Department. The Committee is held annually in principle, and as needed. Company-wide CSR activities are performed in accordance with the basic policy decided by the CSR Committee. To be more specific, the Committee formulates various kinds of policies concerning Company-wide CSR activities and an annual CSR schedule, sets concrete numerical targets, and considers and deliberates diverse proposals made by employees, etc. Like this, in the Committee is a place to practically implement CSR management, and there are a lot of active discussions. Activities of the CSR Committee are reported to the Board of Directors on a regular basis. Activities of CSR Supporters Approximately 20 employees are appointed from Hulic Group companies as CSR supporters. They are relieved by other members after completing a one-year term. The CSR Supporter Committee, where CSR supporters meet, discusses mainly CSR-related matters for the entire Company and determines the policy and details of CSR activities. 17

CSR

Special Feature

# Long-term Vision for the Environment

With the aim of contributing to the formation of a sustainable society by achieving the reduction of greenhouse gas emissions and the improvement of energy-saving through our business activities, and achieving sustainable growth by mitigating or avoiding the effect of climate change, we have formulated a long-term vision for the environment with 2050 as the target year.



## Long-term Vision for the Environment

Hulic promotes environmentally friendly management to realize a low-carbon society and a recycling society in 2050, which Hulic considers to be ideal.

## Current Recognition of Climate Change

We consider that climate change, including global warming, will provide our business with the following risks and opportunities in the short and long term.

| | Short term (until 2030) | Medium and long term (2030 and thereafter) |
|---|---|---|
| Risks | • Risk of implementing $CO_2$ emissions trading system*<br>* If the amount of $CO_2$ emissions exceeds the amount required to be reduced, building owners are required to purchase emission rights. | • Damage to buildings due to natural disasters such as large-scale typhoons, tornadoes and heavy snow arising from climate change<br>• Procurement risk due to environmental changes |
| Opportunities | • An increase in demand for energy-saving products and services<br>• An increase in demand for renewable energy and proceeds of sale of electric power under the feed-in tariff scheme | • Development of new technologies for efficient utilization of natural energy<br>• An increase of opportunities for cooperative projects with the government, local governments or private organizations, etc. to realize a low-carbon society |

We hold up a "low-carbon society" and a "recycling society" as an ideal society based on our belief that effect of the risks listed above can be mitigated or avoided by promoting efforts such as promotion of energy savings and utilization of renewable energy, and the reutilization of resources.

In light of opportunities that have been brought due to climate change, we have worked on the reduction of energy use and the improvement of efficiency in business activities in advance of other companies. In order to more effectively work on these issues, we will promote environmentally conscious management while keeping up on trends of the industry over all through activities such as participating in meetings of the environmental committee of the Real Estate Companies Association of Japan.

**Road Map for Realization of Vision**

**Present**

- Setting of reduction goals of environmental index and understanding of the progress
- Formulation of a plan and goal for reduction of amount of $CO_2$ emissions, waste and water consumption
  Control of progress for achieving goals
- Introduction of environmental technologies to buildings owned
- Application of "Guideline for Longer Life Service" for reconstructed Buildings

**2030**

- $CO_2$ emissions reduction plan
- By 2030, we will reduce $CO_2$ emissions by 45% (compared with $CO_2$ emissions in 2013)
- Promotion of energy savings and utilization of renewable energy
- Continuous promotion of development of new technologies and introduction thereof to owned buildings

**2050**

Society that Hulic considers to be ideal

Realization of a sustainable society

Low-carbon society & Recycling society

Combination of business activities and environmental initiatives

Promotion of ZEB

18

External Evaluation DBJ Green Building DBJ Green Building Certification System is a program to comprehensively assess the building’s environmental performance, crime and fire prevention, user comfort and convenience, cooperation with stakeholders, etc. by The Development Bank of Japan Inc. Hulic obtained the highest certification of “5 Stars” for the Hulic Head Office Building and three buildings in reconstruction projects including the Hulic Shinjuku Building, while one building was granted “4 Stars.” Approaches to JHEP Certification JHEP is a program to evaluate and certify activities that contribute to conservation and restoration of biodiversity, which was established and is operated by Ecosystem Conservation Society-Japan. Hulic carries out efforts to conserve and restore local vegetation as part of its reconstruction projects for company-owned properties from the standpoint of safeguarding biodiversity. Our approach to biodiversity and many projects have received the JHEP certification. Achieved a “Green Star” rating by GRESB Hulic obtained the highest “Green Star” assessment in the Global Real Estate Sustainability Benchmark (GRESB) survey conducted in 2018. GRESB is a benchmark which was founded in 2009 mainly by a group of major pension funds in Europe. This benchmark measures sustainability and performance of the real estate sector. Hulic received a high recognition for its progress in (i) combining business management and CSR such as by integrating CSR management and business performance targets, (ii) CSR management that defines material items for the environment and society as KPIs and manages the targets and results, and (iii) business operation with emphasis on dialogues with stakeholders such as customers, business partners and the local communities. Included in FTSE4Good Index Series For the FTSE4Good Index Series, the FTSE Group assesses a company’s initiatives for social responsibility. The socially responsible investing (SRI) indices are important indicators that display pools of investment options for investors. Hulic has continuously been included in the index series. Selected for FTSE Blossom Japan Index Hulic was selected for a constituent of the FTSE Blossom Japan Index in July 2017. Created by the global index company FTSE Russell, the FTSE Blossom Japan Index is designed as an industry neutral benchmark that reflects the performance of companies demonstrating strong environmental, social and governance (ESG) practices in Japan. FTSE Russell evaluations are based on performance in areas such as Corporate Governance, Health & Safety, Anti-Corruption and Climate Change. Businesses included in the FTSE Blossom Japan Index meet a variety of environmental, social and governance criteria. Included in “MSCI Japan ESG Select Leaders Index” and “MSCI Japan Empowering Women Index (WIN)” Hulic was approved for membership in the “MSCI Japan ESG Select Leaders Index” and the “MSCI Japan Empowering Women Index (WIN)” by MSCI Inc. in July 2017. The MSCI Japan ESG Select Leaders Index is comprised of companies, chosen from among the largest 500 Japanese companies by market capitalization, which have high “Environmental,” “Social,” and “Governance” (hereinafter referred to as “ESG”) profiles compared to their sector peers, after excluding companies with the lowest ESG rating by MSCI and companies hit by serious scandals. The MSCI Japan Empowering Women Index (WIN) is comprised of Japanese companies, chosen from among the largest 500 Japanese companies by market capitalization, with a high level of gender diversity in their workforces compared to sector peers classified by GICS(r). Accordingly, Hulic has been included in all three indices selected by the Government Pension Investment Fund (GPIF) for the purpose of investment based on the Company’s ESG efforts: FTSE Blossom Japan Index, MSCI Japan ESG Select Leaders Index, and MSCI Japan Empowering Women Index. 19

Corporate Governance Concept of Corporate Governance The Hulic Group recognizes that it is an important business issue to build a corporate governance system with fully functioning risk management, compliance, and internal control. We intend to sincerely execute business, fulfilling accountability to stakeholders. Our Corporate Governance Guidelines At the Board of Directors meeting in August 2015, it was decided that Hulic will abide by all Corporate Governance Codes stipulated by the Tokyo Stock Exchange, Inc., and that the Company would establish Corporate Governance Guidelines as a framework for the realization of appropriate corporate governance. Corporate Governance System The Board of Directors meets once a month in principle, and holds further meetings as needed. The Board of Directors is comprised of 10 directors, of which four are designated and reported as independent directors based on the stipulations of the Tokyo Stock Exchange (as of March 2018). Directors determine important matters concerning Hulic’s business activities, including CSR, and supervise the execution of duties. In March 2012, Hulic appointed its first female external director, and since then we have been promoting multifaceted business management based on diversity. Audit Structure of Management We have adopted the Audit & Supervisory Board system. Of Hulic’s five Audit & Supervisory Board members (two are full-time auditors), three are external auditors as stipulated in the Companies Act and the Ordinance for Enforcement of the Companies Act (as of March 2018). In accordance with the audit basic policy and the audit basic plan formulated by the Board of Auditors, Audit & Supervisory Board members execute duties through attendance at the Board of Directors meetings, attend the management conference, hold hearings about status of execution of duties, and review important documents. Additionally, they receive reports of audit results regularly from the accounting auditor (Ernst & Young Shin Nihon LLC) and the Corporate Audit Department charged with internal audits, as well as sharing and exchanging information as needed to heighten the effectiveness and efficiency of audits conducted by these three parties. Corporate Governance System Chart (As of August 2018) Corporate Governance General Meeting of Shareholders Audit & Supervisory Board Audit Board of Directors Recommendation / Advice Accounting Auditor Audit & Supervisory Board Department CSR Committee President Corporate Audit Department Management Advisory Committee, Nominating Committee, Remuneration Committee Scope of Internal Control Internal Control Functions of Head Office and Affiliated Companies Compliance Compliance Committee Risk Management Fund ALM Committee Internal Control Operational Management - Basic Rules, etc. Business Management Internal Control Related to Financial Reporting - Business Process Control Documents Disclosure Control Disclosure Working Group Real Estate Business Division Planning and Administration Division Affiliated Companies Establishment of the CSR Committee and CSR Supporters Hulic set up the CSR Committee, with President, Senior Executive Managing Officers, and related departments under them serving as members. Also, 1 CSR Supporter is selected each year from each unit of around 15 people, and we encourage CSR activities among all employees. Management Advisory Committee The Management Advisory Committee comprises five people (as of March 2018) selected from legal professionals, public accountants, academics, and business professionals. The Management Advisory Committee provides advice and recommendations to the Board of Directors on all aspects of management, including matters discussed by the Board of Directors, in order to ensure the independence of the Company and that the interests of stakeholders are not damaged. 20

Policy for the Selection of Directors and External Directors The Company has four External Directors and three External Auditors. The External Directors and External Auditors comment appropriately at the meetings of the Board of Directors from a position that is independent from that of the business and affairs of the corporation and fulfill the functions of monitoring and checks on the management. In selecting External Directors and External Auditors, the independent External Directors are selected based on the “Criteria for assessing the independence of independent external directors” set forth in Hulic’s Corporate Governance Guidelines, which take reference from the guidelines on the independence of independent executive officer(s) set forth in Article 436-2 of the Securities Listing Regulations of the Tokyo Stock Exchange. These are considered to be appropriate in light of the important roles that the External Directors and External Auditors fulfill within Hulic’s corporate governance system. Nominating Committee and Remuneration Committee The following new “discretionary committees” were established with the enactment of the Corporate Governance Code, enforced on June 1, 2015. Each committee is chaired by an External Director, with the majority composed of Exernal Directors. Nominating Committee The Nominating Committee serves the function of reporting to the Board of Directors on the nomination of executive officers, and deliberates on the following matters: (1) Selection of Director and Auditor candidates and personnel changes of Directors (promotion, etc.) (2) Other items concerning succession plans and the abovementioned items, as deemed necessary by the Board of Directors Remuneration Committee The Remuneration Committee is appointed by the Board of Directors, and deliberates on the following matters: (1) Remuneration standards and other matters pertaining to the remuneration of Directors (2) Matters concerning the remuneration of Directors, as deemed necessary by the Board of Directors Policy for Determining Director Compensation Compensation of directors consists of basic fixed compensation, which is based on job position and the weight of duties, and performance-based compensation, which is based on corporate performance and contribution to corporate performance. A portion of performance-based compensation is allocated to a share-based payment scheme designed to give incentives for performing duties, in order to achieve the sustainable growth of the Company and to enhance corporate value from the perspective of shareholders. Amounts of compensation are determined through discussions by the Nominating Committee, the majority of which is comprised of independent External Directors and is chaired by an independent External Director, within the limit approved at a general meeting of shareholders. Compensation of Audit & Supervisory Board members is determined through discussions by the Audit & Supervisory Board within the limit determined at a general meeting of shareholders. Compensation of External Directors and Audit & Supervisory Board members solely consists of basic compensation (fixed amount) in light of their roles and responsibilities. Risk Management Pursuant to basic rules of risk management, we manage various risks related to the Hulic Group’s businesses, which include operational risk, market risk, liquidity risk, and credit risk, among others. We hold regular meetings of committees related to risk management, such as the Risk Management Committee and Capital ALM Committee, and control risks by grasping changes in risk by collecting and analyzing monitoring indices. Through this PDCA cycle, we carry out risk management continuously to stabilize our business operations. In addition, internal audits are carried out on all departments and operations, in order to verify the appropriateness of risk management practices. With regard to real estate, the greatest asset of Hulic, we obtain regular appraisals to comprehend the market risk of real estate, and we have also formulated a business continuity basic plan to prepare for large-scale disasters, under which we are working hard to reinforce our risk management structure by implementing company-wide training drills and other measures. Based on experiences from the Great East Japan Earthquake, we have also checked seismic performance, liquefaction countermeasures, and flood control measures at each building. 21

Risk Factors

## Risk Analysis

**The following are major risk factors of potential significance to investors. These factors are based on information available as of this writing and certain assumption by the Company that serve as the basis of rational judgments.**

#### 1) Risks Relating to Business Itself

### Risk Relating to Leasing Operations in Real Estate

More than half of revenue from operations is from revenue from operations in leasing of office buildings, and it may be influenced by business cycle of macro economy.

### Risk Relating to Devaluation of Real Estate Portfolio

Loss on devaluation of real estate portfolio may be realized depending on market conditions.

### Risk Relating to Reconstruction

Reconstruction of aged buildings and properties is strategically essential for growth, but it may be inevitable to realize loss on disposal of properties and expenses when tenants move, and therefore it may sometimes result in increased extraordinary losses on profit attributable to owners of parent.

### Risk on Investment of Real Estate

In spite of intensive and substantive research for new investment, return to investment is not always equal to projections.

### Others Relating to Real Estate Business

a. Particles of asbestos
   Although treatment of asbestos is consistent with legal regulations inasmuch as possible, there is a risk that asbestos may be discovered in the future.

b. Soil pollution
   Soil pollution is not recognized among our real estate portfolio as of this writing, but it may be discovered in the future.

c. Others
   Every effort is made to ensure quality and safety, but damage from unexpected obsolescence may occur.

### Risk Relating to Interest-Bearing Debt

The balance of interest-bearing debt ¥975,227 million as at December 31, 2018, and it may increase depending on future business expansion under the control meeting to the measurements for rating agencies. But applicable interest rates may fluctuate although about 86% of long-term interest bearing debts are supposed to be fixed.

(¥ million)

| | FY12/14 | FY12/15 | FY12/16 | FY12/17 | FY12/18 |
|---|---|---|---|---|---|
| Interest-bearing debts (A) | 473,299 | 658,214 | 665,375 | 826,697 | 975,227 |
| Total assets (B) | 773,401 | 1,091,266 | 1,133,994 | 1,352,137 | 1,526,423 |
| A/B (%) | 61.1 | 60.3 | 58.6 | 61.1 | 63.8 |

### Risk Relating to Natural Disaster and Human-Made Disaster

Natural disaster including earthquake and human-made disaster including terrorism may affect much over real estate portfolio themselves and business, although business continuity plan is well set out and regulations on earthquake for buildings are well met. If it happened over Tokyo metropolitan region, biggest damages could be seen, simply because about 50% of rental buildings and properties are located in Tokyo 23 wards.

### Risk Relating to Stock Markets

The balance of investment securities is ¥124,694 million as of December 31, 2018, including ¥66,994 million of securities listed, which is 4.3% of our total assets based on long-term business reasons. This exposes price fluctuation risk of stock markets.

(¥ million)

| | FY12/14 | FY12/15 | FY12/16 | FY12/17 | FY12/18 |
|---|---|---|---|---|---|
| Investment securities | 109,231 | 114,362 | 121,136 | 136,047 | 124,694 |
| Securities listed | 59,617 | 67,645 | 67,020 | 80,771 | 66,994 |
| Other than above | 49,614 | 46,717 | 54,116 | 55,276 | 57,699 |
| Net unrealized holding gains on securities | 26,549 | 31,708 | 33,449 | 41,382 | 32,671 |

### Risk Relating to Amendments of Legal Regulations

The Group's business development may be impacted in the event that regulatory requirements or tax code issues related to the Group's business fields, including real estate, construction and insurance, are amended and/or abolished, or if new regulations are established.

22

Risk Relating to Information Security The Group holds information on many corporate and individual customers, primarily in our insurance agency operations, while we internally keep a wide range of business information about the Group itself. Under the supervision of its Compliance Committee, the Group works to properly manage this information in accordance with its own rules for handling personal data as well as various other information security-related regulations. In addition, to go along with our system-related security measures, education and training programs are implemented to ensure that executives and employees are well aware of the importance of information management. 2) Relationship with Mizuho Financial Group Capital Relationship with Mizuho FG The Group was established in March 1957 through a close relationship with Fuji Bank as a real estate business operator due to the regulator necessities of banking ordinances at that time. Since its establishment, it was never a subsidiary of Fuji Bank or Mizuho FG. Mizuho FG shareholdings stood at 6% as of the end of fiscal 2018. There are also no requirements for prior approval by Mizuho FG, and no restrictions on the Group’s decisions by Mizuho FG. Business Relationship with Mizuho FG a. Real estate business Mizuho Financial Group, Inc, accounts for a relatively high percentage of Hulic’s consolidated revenue from operations. The percentage came to 8.1%, in fiscal 2018, decreasing 1.1 percentage points from the previous fiscal year. Ratio of revenue from operations with Mizuho FG ((Y) million) Total revenue FY12/14 FY12/15 FY12/16 FY12/17 FY12/18 Revenue from operations (A) 212,791 169,956 215,780 289,618 287,513 With Mizuho FG (B) 23,074 31,816 28,342 26,902 23,510 B/A (%) 10.8 18.7 13.1 9.2 8.1 Ratio of revenue from operations in real estate business segment with Mizuho FG ((Y) million) Real estate business FY12/14 FY12/15 FY12/16 FY12/17 FY12/18 Revenue from operations in real estate business segment (A) 200,293 138, 064 183,439 259,175 257,070 With Mizuho FG (B) 16,906 16,907 16,335 16,105 15,915 B/A (%) 8.4 12.2 8.9 6.2 6.1 b. Borrowings from banks and other financial institutions The ratio of the borrowings with Mizuho FG to the Group’s total borrowings has remained roughly at the 30% level. Ratio of borrowings from banks and other financial institutions with Mizuho FG ((Y) million) Debt FY12/14 FY12/15 FY12/16 FY12/17 FY12/18 Total borrowings (A) 419,197 620,113 627,375 776,697 872,145 With Mizuho FG (B) 156,213 229,269 223,305 273,010 306,880 B/A (%) 37.2 36.9 35.5 35.1 35.1 Human Resources Relationship with Mizuho FG Since its inception, the Group historically has depended on a large number of employees from Mizuho FG. 10 out of 28 directors, audit & supervisory board members and executive officers, as well as 19 of 166 regular employees, are from Mizuho FG. 3) Advisory Committee The Group is responsible for operating business as an independent entity regardless of the aforementioned relationship with Mizuho FG. In pursuit of better understanding by a wide range of stakeholders through continued efforts toward further transparency and disclosure, as well as for the sake of enhanced independence and protecting the interests of stakeholders, items to be decided or resolved by the Board and other important management topics are reported to the Committee in advance. The Committee consists of more than four members who are independent and not from Mizuho FG or a top 10 shareholder company, including a lawyer, a public accountant a professor and a business person approved by the Board. 23

Directors Board of Directors Chairman, Representative Director 1 Saburo Nishiura Born on June 10, 1948 April 1971 Joined The Fuji Bank, Limited April 2002 Mizuho Bank Ltd., Managing Executive Officer April 2004 Mizuho Bank, Deputy President March 2006 Joined Hulic Co., Ltd., President, Representative Director and Chief Executive Officer March 2016 Chairman, Representative Director (to date) President, Representative Director 2 Manabu Yoshidome Born on August 28, 1953 April 1977 Joined The Fuji Bank, Limited March 2006 Mizuho Bank, Managing Executive Officer April 2009 Mizuho Bank, Deputy President March 2012 Joined Hulic Co., Ltd., Full-Time Audit & Supervisory Board Member March 2015 Hulic Co., Ltd., Representative Director and Executive Vice President March 2016 President, Representative Director (to date) Representative Director (Senior Executive Managing Officer) 3 Hidehiro Shiga Born on September 26, 1955 April 1978 Joined The Fuji Bank, Limited January 2005 Mizuho Bank Ltd., General Manager of the Subsidiaries and Affiliates Management Division March 2006 Joined Hulic Co., Ltd., Representative Director (Senior Executive Managing Officer) (to date) Director (Senior Executive Managing Officer) 4 Shinji Furuichi Born on March 5, 1950 April 1974 Joined Taisei Corporation April 2002 Taisei Corporation, Urban Development Division, General Manager of the Project Development Dept. April 2007 Joined Hulic Co., Ltd., Executive Managing Officer March 2008 Hulic Co., Ltd., Director (Executive Managing Officer) April 2010 Hulic Co., Ltd., Director (Senior Executive Managing Officer) (to date) Director (Senior Executive Managing Officer) 5 Hajime Kobayashi Born on February 7, 1958 April 1980 Joined The Fuji Bank, Limited May 2003 Mizuho Bank Ltd., General Manager of the Hamamatsu Branch August 2006 Joined Hulic Co., Ltd., Managing Officer April 2010 Hulic Co., Ltd., Executive Managing Officer March 2013 Hulic Co., Ltd., Director (Senior Executive Managing Officer), General Manager of the Corporate Planning Department (to date) Director (Executive Managing Officer) 6 Takaya Maeda Born on March 15, 1962 April 1984 Joined Taisei Corporation October 2007 Joined Hulic Co., Ltd. March 2009 Hulic Co., Ltd., Director (Managing Officer) April 2014 Hulic Co., Ltd., Director (Executive Managing Officer) January 2015 Hulic Co., Ltd., Director (Executive Managing Officer), General Manager of Real Estate Development Department 1 April 2019 Hulic Co., Ltd., Director (Executive Managing Director), General Manager of Real Estate Development Department 1 (to date) 24

External Director

## 7 Tsukasa Miyajima

Born on August 23, 1950

| | |
|---|---|
| April 1990 | Keio University Faculty of Law, Professor and Doctor of Law |
| April 2003 | Registered as a lawyer |
| April 2004 | General Insurance Rating Organization of Japan, Director |
| June 2007 | Meiji Yasuda Life Insurance Company, Councillor (to date) |
| July 2008 | Hulic Co., Ltd., Management Advisory Committee Member (to date) |
| March 2009 | Hulic Co., Ltd., External Director (to date) |
| October 2010 | Japan Association of Private Law, Director |
| October 2013 | Japan Railway Construction, Transport and Technology Agency, Asset Disposal Committee Chairman (to date) |
| June 2014 | Dai Nippon Printing Co., Ltd., External Director (to date)<br>MIKUNI CORPORATION, External Auditor (to date) |
| June 2015 | Mitsui Sumitomo Insurance Company, Limited, External Director (to date) |
| October 2015 | Den-en Chofu Gakuen, Councilor (to date) |
| April 2016 | Keio University emeritus professor (to date)<br>Asahi University professor (to date) |
| June 2018 | Daifuku Co., Ltd., Audit and Supervisory Board Member (outside) (to date) |

External Director

## 8 Hideo Yamada

Born on January 23, 1952

| | |
|---|---|
| April 1984 | Registered as a lawyer |
| May 1998 | Taiyo Chemical Industry Co., Ltd., External Auditor (to date) |
| March 2006 | Lion Corporation, External Director (to date) |
| June 2007 | Ishii Food CO., Ltd., External Auditor<br>MIKUNI CORPORATION, External Auditor |
| July 2008 | Hulic Co., Ltd., Management Advisory Committee Member (to date) |
| March 2009 | Hulic Co., Ltd., External Director (to date) |
| March 2011 | Seibu Lions, Inc., External Auditor |
| April 2014 | Daini Tokyo Bar Association, President<br>Japan Federation of Bar Association, Vice President |
| June 2015 | SATO HOLDINGS Co., Ltd, External Director (to date)<br>Akiko Tachibana Memorial Foundation, Chairman of the Board of Directors (to date) |
| June 2016 | MIKUNI CORPORATION, External Director (to date) |

External Director

## 9 Atsuko Fukushima

Born on January 17, 1962

| | |
|---|---|
| April 1985 | Joined CHUBU-NIPPON BROADCASTING CO., LTD. |
| April 1988 | NHK contract presenter |
| October 1993 | TBS contract presenter |
| April 2005 | TV Tokyo economics program regular presenter |
| April 2006 | Shimane University, Management Council Member (to date) |
| December 2006 | Panasonic Corporation, Management Advisor |
| March 2012 | Hulic Co., Ltd., External Director (to date)<br>Hulic Co., Ltd., Management Advisory Committee Member (to date) |
| June 2015 | Nagoya Railroad Co., Ltd., External Director (to date)<br>Calbee, Inc., External Director (to date) |
| October 2017 | Resona Future Foundation, Director (to date) |
| February 2018 | BS Japan economics program regular presenter (to date) |

External Director

## 10 Kaoru Takahashi

Born on May 13, 1956

| | |
|---|---|
| April 1979 | Joined The Yasuda Fire and Marine Insurance Company, Limited |
| April 2012 | Sompo Japan Insurance Inc., Representative Director, Deputy President, and Senior Managing Executive Officer |
| April 2013 | NIPPONKOA Insurance Co., Ltd., Deputy President and Senior Managing Executive Officer |
| September 2014 | Sompo Japan Nipponkoa Insurance Inc. Representative Director, Deputy President, and Senior Managing Executive Officer |
| April 2015 | Sompo Japan Nipponkoa Himawari Life Insurance, Inc., Representative Director, President, and Chief Executive Officer |
| June 2015 | Sompo Japan Nipponkoa Insurance Holdings, Inc. (Name changed to Sompo Holdings, Inc. in 2016), Director |
| March 2016 | Joined Hulic Co., Ltd., External Director (to date) |
| April 2018 | Sompo Japan Nipponkoa Himawari Life Insurance, Inc., Director, Chairman (to date) |
| April 2019 | Sompo Holdings, Inc., Advisor (to date) |

# Audit & Supervisory Board Member

## 11 Shigeo Nakane — Fulltime

Born on July 13, 1957

| | |
|---|---|
| April 1980 | Joined The Fuji Bank, Limited |
| August 2005 | Mizuho Bank Ltd., General Manager of the Accounting Division |
| July 2009 | Senshu Shogi Co., Ltd., Auditor |
| July 2010 | Joined Hulic Co., Ltd., Executive Managing Officer, General Manager of the Accounting Department |
| March 2015 | Hulic Co., Ltd., Full-Time Audit & Supervisory Board Member (to date) |

## 12 Takuya Asai — Fulltime

Born on November 29, 1955

| | |
|---|---|
| April 1978 | Joined The Fuji Bank, Limited |
| March 2007 | Joined Hulic Co., Ltd., General Manager of the Compliance Department |
| April 2013 | Hulic Co., Ltd., Managing Officer |
| March 2015 | Hulic Co., Ltd., Full-Time Audit & Supervisory Board Member (to date) |

## 13 Nobuyuki Kobayashi — External

Born on June 12, 1963

| | |
|---|---|
| March 1991 | Registered as a certified public accountant |
| December 1995 | Established the Kobayashi Certified Public Accountants Office |
| March 2005 | Registered as a tax accountant |
| April 2007 | National Institute for Environmental Studies, Japan, Auditor |
| July 2008 | Hulic Co., Ltd., Management Advisory Committee Member (to date) |
| March 2009 | Hulic Co., Ltd., Audit & Supervisory Board Member (to date) |
| October 2011 | Japan Arts Council, Auditor |
| June 2016 | The Japanese Institute of Certified Public Accountants Tokyo Chapter, Executive secretary (to date) |
| July 2017 | The Japan Institute for Labour Policy and Training, Auditor (to date) |
| October 2017 | Tokyo District Court, Adviser (to date) |

## 14 Koichi Nezu — External

Born on May 16, 1950

| | |
|---|---|
| April 1975 | Joined Tobu Railway Corporation |
| November 1990 | Tobu Department Store Co., Ltd., Representative Director and Senior Director |
| January 1999 | Tobu Department Store, Representative Director and President |
| April 2002 | Seiyokan Co., Ltd., Director (to date) |
| May 2002 | Nezu Museum, Chairman of the Board and Curator (to date) |
| May 2003 | Tobu Utsunomiya Department Store Co., Ltd., Chairman of the Board of Directors and President |
| April 2006 | Musashi Academy of the Nezu Foundation., Chairman of the Board of Directors (to date) |
| October 2007 | Hulic Co., Ltd., Audit & Supervisory Board Member (to date) |
| July 2008 | Hulic Co., Ltd., Management Advisory Committee Member (to date) |
| April 2013 | Tobu Department Store Co., Ltd., Chairman of the Board of Directors<br>Tobu Utsunomiya Department Store Co., Ltd., Chairman of the Board of Directors |
| May 2015 | Tobu Department Store Co., Ltd., Chairman Emeritus (to date) |

## 15 Kenichi Sekiguchi — External

Born on March 14, 1949

| | |
|---|---|
| April 1972 | Joined Yasuda Mutual Life Insurance Company |
| April 2001 | Yasuda Mutual Life Insurance Company, Executive Director |
| April 2002 | Yasuda Life Direct General Insurance Company, Director and President |
| January 2004 | Meiji Yasuda Life Insurance Company, Managing Director |
| December 2005 | Meiji Yasuda Life Insurance Company, Chairman of the Board |
| July 2006 | Meiji Yasuda Life Insurance Company, Chairman of the Board and Executive Officer |
| July 2013 | Meiji Yasuda Life Insurance Company, Special Advisor (to date) |
| March 2014 | Hulic Co., Ltd., Audit & Supervisory Board Member (to date) |
| October 2015 | Kyushu Financial Group, Inc., Auditor (to date) |
| June 2018 | Okuhiei Sankei Driveway Co., Ltd., Director (to date)<br>Shinjuku Subnade Co., Ltd., Director (to date) |

# Corporate Officers

| | | | |
|---|---|---|---|
| Executive Managing Officer | Hiroshi Kitano | Managing Officer | Taichi Nakamura |
| Executive Managing Officer | Yasuki Yakabi | Managing Officer | Yoshito Nishikawa |
| Executive Managing Officer | Takeshi Uratani | Managing Officer | Yoshikazu Nagatsuka |
| Executive Managing Officer | Noritaka Takahashi | Managing Officer | Nobuyoshi Tanaka |
| Executive Managing Officer | Shin Ito | Managing Officer | Yasushi Umeda |
| Executive Managing Officer | Tadashi Nakajima | Managing Officer | Mikio Morikawa |
| | | Managing Officer | Kazuhiro Noguchi |
| | | Managing Officer | Hiroshi Hara |

25

Management’s Discussion and Analysis Analysis of Business Results Revenue from Operations Consolidated revenue from operations in the fiscal year under review amounted to (Y)287,513 million in fiscal 2018, down (Y)2,105 million from the previous fiscal year. This decrease was mainly due to the absence of sales of large-scale properties during fiscal 2017. Nevertheless, the Company posted an increase in rent income from properties constructed or acquired in fiscal 2017 and 2018. Operating Income Operating income for the fiscal year under review amounted to (Y)75,564 million, up (Y)11,314 million from the previous fiscal year. This was due to an increase in rent income from properties completed and properties acquired, as well as higher sales from real properties for sale. Profit Attributable to Owners of Parent During the fiscal year under review, profit attributable to owners of parent was (Y)49,515 million, up (Y)7,113 million from the previous fiscal year. This was due to the above-mentioned increase in ordinary income and income taxes. Analysis of Financial Position 1) Assets, Liabilities and Net Assets Assets Total assets at the end of fiscal 2018 amounted to (Y)1,526,423 million, up (Y)174,285 million from the end of fiscal 2017. This increase was a result of new property acquisitions and steady progress in property development and reconstruction activities in fiscal 2018, which were carried out to enhance and raise the quality of the Company’s leased property portfolio. It also reflected Hulic’s efforts to promote its value-added real estate businesses and steadily raise the value of real estate assets under the management of Hulic Reit Inc., and Hulic Private Reit, which the Company supports as a sponsor, to grow their assets and boost their revenues over the long term. Changes in amount of major items are as follows. Cash and deposits increased by (Y)4,169 million Real estate property for sale increased by (Y)32,443 million (Transfer from non-current assets; Acquisition, completion and sale of properties) Real estate for sale in process decreased by (Y)10,335 million (Acquisition of land for development; Progress in development projects; Completion of properties) Buildings and structures increased by (Y)20,448 million (Acquisition of properties; Completion of reconstruction; Transfer to current assets.) Land grew by (Y)141,870 million (Acquisition of properties for sale and real estate for sale in process) Construction in progress decreased by (Y)5,421 million (Progress with reconstruction and development plans; Completion of properties) Investment securities down by (Y)11,353 million (Acquisition of investment securities, decrease in unrealized gains on marketable securities, etc.) Liabilities Total liabilities at the end of fiscal 2018 were (Y)1,122,287 million, up (Y)149,005 million from the end of fiscal 2017. This was mainly attributable to financing carried out for capital investment, etc. The balance of interest-bearing debt was (Y)872,145 million, which included (Y)23,725 million in non-recourse borrowings owed by consolidated special purpose companies (SPC). Financing from banking facilities is operated stably at low cost thanks to the credit strength of the Group’s high earnings level. Net Assets Total net assets at the end of fiscal 2018 were (Y)404,135 million, up (Y)25,279 million from the end of fiscal 2017. Total shareholders’ equity was (Y)368,034 million, up (Y)33,962 million from the end of fiscal 2017. This was mainly attributable to the increase in retained earnings from net income and the decrease in retained earnings from cash dividend payments. Total accumulated other comprehensive income was (Y)32,703 million, down (Y)8,629 million from the end of fiscal 2017. This was mainly due to an increase in net unrealized holding gains on securities as a result of a decrease of (Y)12,996 million in unrealized gain on marketable securities. 2) Cash Flows As of December 31, 2018, cash and cash equivalents amounted to (Y)27,991 million, the net total of (Y)45,724 million in cash provided by operating activities, (Y)189,088 million in cash used in investing activities, and (Y)148,483 million in cash provided by financing activities in fiscal 2018. Main factors underlying cash flow results under each activity in the fiscal year under review are presented as follows. Cash Flows from Operating Activities Net cash provided by operating activities totaled (Y)130,973 million, an increase of (Y)85,248 million year on year. The main factors underlying this result were income before income taxes and minority interest of (Y)72,018 million, primarily comprised of income from real estate leasing and the sell-off of real estate for sale. Other factors were depreciation and amortization of (Y)11,942 million and a decrease in real estate for sale of (Y)62,399 million. Cash Flows from Investing Activities Net cash used in investing activities came to (Y)258,127 million, (Y)69,039 million more than the amount used in fiscal 2017. This was mainly attributable to investments in ongoing reconstruction and development projects as well as acquisitions of new properties, which are intended to enhance and raise the quality of the Company’s leased property portfolio. Cash Flows from Financing Activities Net cash provided by financing activities totaled (Y)131,010 million, a decrease of (Y)17,472 million compared with the previous fiscal year. Main inflows included proceeds from loans for financing reconstruction projects and new property acquisitions, while outflows included cash dividends paid. 26

Revenue from Operations ((Y) million) 350,000 280,000 210,000 140,000 70,000 0 169,956 215,780 289,618 287,513 FY12/15 FY12/16 FY12/17 FY12/18 Operating Income ((Y) million) 80,000 60,000 40,000 20,000 0 42,002 53,377 64,249 75,564 FY12/15 FY12/16 FY12/17 FY12/18 Profit Attributable to Owners of Parent ((Y) million) 60,000 50,000 40,000 30,000 20,000 10,000 0 33,628 34,897 42,402 49,515 FY12/15 FY12/16 FY12/17 FY12/18 Total Assets ((Y) million) 2,000,000 1,500,000 1,000,000 500,000 0 1,091,266 1,133,994 1,352,137 1,526,423 FY12/15 FY12/16 FY12/17 FY12/18 Net Assets ((Y) million) 450,000 360,000 270,000 180,000 90,000 0 317,045 341,087 378,855 404,135 FY12/15 FY12/16 FY12/17 FY12/18 Sound Financial Base Rated A+ by Japan Credit Rating Agency Ltd. (JCR) July 2018 Equity ratio 31.1% High Rating The Company received a long-term issuer “A+” rating from the Japan Credit Rating Agency Ltd. (JCR). The Company positions rating awards as one means of disclosing information via a third party to all its shareholders. The rating received being relatively high among the real estate sector, the Company determines the result as showing confidence in the health of the Company’s financial base. Stable Procurement of Funds Against the backdrop of a sound financial base, the Company’s financial institution-centered funding pipeline also remains stable. As of December 31, 2018, borrowings were from a total of 51 companies, such as banks and life insurance companies, including Mizuho Financial Group, which provided the top financing share. The Company has an unused line of credit regarding the issuance of straight corporate bonds, bank overdrafts, commercial paper issuance and others, and therefore has enough capacity left to raise funds. Further Strengthening of Financial Base As a result of the capital increase through public offering and steadily accumulating profits, the Company’s equity ratio as of December 31, 2018 stood at 31.1% (an increase of 3.4 percentage points compared with the end of the previous fiscal year). While balancing its dividends and retained earnings, the Company aims to continue strengthening its financial base to ensure growth in the years to come. 27

Financial Section

Hulic Co., Ltd. and Consolidated Subsidiaries

Consolidated Financial Statements
Years Ended December 31, 2018 and 2017

Contents:

29 Independent Auditor’s Report

30 Consolidated Balance Sheets

32 Consolidated Statements of Income

33 Consolidated Statements of Comprehensive Income

34 Consolidated Statements of Changes in Net Assets

35 Consolidated Statements of Cash Flows

37 Notes to Consolidated Financial Statements

Ernst & Young ShinNihon LLP Hibiya Mitsui Tower, Tokyo Midtown Hibiya Tokyo, 100-0006, Japan	Tel: +81 3 3503 1720 Fax: +81 3 3503 1828 ey.com

Independent Auditor’s Report

The Board of Directors
Hulic Co., Ltd.

We have audited the accompanying consolidated financial statements of Hulic Co., Ltd. And its consolidated subsidiaries, which comprise the consolidated balance sheet as at December 31, 2018, and the consolidated statements of income, comprehensive income, changes in net assets, and cash flows for the year then ended and a summary of significant accounting policies and other explanatory information, all expressed in Japanese yen.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for designing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  The purpose of an audit of the consolidated financial statements is not to express an opinion on the effectiveness of the entity’s internal control, but in making these risk assessments the auditor considers internal controls relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hulic Co., Ltd. and its consolidated subsidiaries as at December 31, 2018, and their consolidated financial performance and cash flows for the year then ended in conformity with accounting principles generally accepted in Japan.

Convenience Translation

We have reviewed the translation of these consolidated financial statements into U.S. dollars, presented for the convenience of readers, and, in our opinion, the accompanying consolidated financial statements have been properly translated on the basis described in Note 1.

March 18, 2019
Tokyo, Japan

A member firm of Ernst & Young Global Limited	29

Hulic Co., Ltd. and Consolidated Subsidiaries

Consolidated Balance Sheets
December 31, 2018 and 2017

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2018	2017	2018
ASSETS
Current assets:
Cash and bank deposits (Notes 17 and 19)	¥32,387	¥28,217	$291,780
Notes and accounts receivable – trade (Note 17)	4,390	5,244	39,550
Operational investment securities (Notes 17 and 18)	-	442	-
Operational investment in unconsolidated subsidiaries and affiliates (Notes 17 and 18)	0	0	0
Inventories (Notes 3 and 4)	148,846	126,651	1,340,956
Deferred tax assets (Note 13)	614	1,139	5,531
Other current assets	1,782	3,221	16,062
Allowance for doubtful accounts	(2)	(1)	(21)

Total current assets	188,018	164,913	1,693,859

Property, plant and equipment (Notes 3, 5, 6, 8, 11 and 21):
Buildings and structures	305,060	280,085	2,748,295
Machinery, equipment and vehicles	4,538	4,132	40,886
Land	934,360	792,489	8,417,659
Construction in progress	3,588	9,010	32,328
Other	3,217	2,154	28,988
	1,250,765	1,087,873	11,268,158
Less accumulated depreciation	(87,419)	(82,709)	(787,560)

Net property, plant and equipment	1,163,346	1,005,164	10,480,598

Investments and other assets:
Investment securities (Notes 17 and 18)	108,350	118,148	976,128
Investments in and advances to unconsolidated subsidiaries and affiliates (Notes 17 and 18)	16,344	17,898	147,243
Goodwill	4,026	4,055	36,276
Leasehold rights	21,364	21,994	192,472
Guarantee deposits (Note 17)	15,923	13,257	143,451
Deferred tax assets (Note 13)	950	818	8,563
Net defined benefit asset (Note 7)	119	66	1,076
Share issuance costs	-	66	-
Bond issuance costs	460	-	4,148
Other assets	7,520	5,753	67,748
Allowance for doubtful accounts	(0)	(0)	(6)

Total investments and other assets	175,058	182,059	1,577,101

Total assets	¥1,526,423	¥1,352,137	$13,751,559

			(Continued)

See notes to consolidated financial statements.

Hulic Co., Ltd. and Consolidated Subsidiaries

Consolidated Balance Sheets
December 31, 2018 and 2017

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2018	2017	2018
LIABILITIES AND NET ASSETS
Current liabilities:
Short-term borrowings (Notes 6 and 17)	¥277	¥30,066	$2,496
Current portion of long-term borrowings (Notes 6, 17 and 20)	34,796	69,957	313,483
Short-term bonds (Notes 6 and 17)	9,999	11,999	90,090
Current portion of long-term bonds (Notes 6 and 17)	8,000	15,000	72,072
Income taxes payable	16,726	15,667	150,685
Accrued expenses	4,681	3,994	42,177
Other current liabilities (Notes 6 and 17)	13,158	13,350	118,546
Total current liabilities	87,640	160,036	789,552

Long-term liabilities:
Long-term borrowings (Notes 6, 17 and 20)	837,071	676,674	7,541,183
Long-term bonds (Notes 6 and 17)	85,000	23,000	765,765
Long-term deposits from tenants (Note 17)	70,403	64,039	634,263
Deferred tax liabilities (Note 13)	37,036	45,464	333,659
Net defined benefit liability (Note 7)	1,351	1,265	12,176
Accrued directors’ retirement benefits	101	91	912
Provision for share distribution (Notes 3, 9 and 16)	1,135	741	10,229
Other long-term liabilities (Notes 6 and 8)	2,548	1,968	22,955
Total long-term liabilities	1,034,647	813,245	9,321,146

Net assets (Note 9):
Shareholders’ equity:
Common stock, Authorized, 1,800,000,000 shares; issued, 663,062,271 shares in 2018 and 2017	62,718	62,718	565,032
Capital surplus	78,783	78,783	709,765
Retained earnings	227,660	193,697	2,050,991
Less treasury stock – at cost 4,486,096 shares in 2018 and 4,485,413 shares in 2017	(1,127)	(1,126)	(10,159)
Total shareholders’ equity	368,034	334,072	3,315,630

Accumulated other comprehensive income:
Unrealized holding gains on securities	32,671	41,382	294,340
Unrealized losses on hedging instruments	(33)	(40)	(303)
Retirement benefits liability adjustments	65	(9)	586
Total accumulated other comprehensive income	32,703	41,332	294,623

Non-controlling interests	3,397	3,450	30,606
Total net assets	404,135	378,855	3,640,860
Total liabilities and net assets	¥1,526,423	¥1,352,137	$13,751,559

See notes to consolidated financial statements.

Hulic Co., Ltd. and Consolidated Subsidiaries

Consolidated Statements of Income
Years Ended December 31, 2018 and 2017

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2018	2017	2018

Revenues from operations (Notes 21 and 23)	¥287,513	¥289,618	$2,590,211
Cost of revenues from operations	189,118	204,970	1,703,768
Selling, general and administrative expenses (Notes 7, 10, 15 and 21)	22,830	20,398	205,682
Operating income (Note 23)	75,564	64,249	680,760

Other income (expenses):
Interest and dividend income	1,994	1,771	17,971
Equity in earnings of unconsolidated subsidiaries and affiliates	639	289	5,765
Interest expense	(5,629)	(4,468)	(50,711)
Other – net (Notes 11 and 12)	(552)	(693)	(4,973)
	(3,546)	(3,100)	(31,947)

Profit before income taxes	72,018	61,148	648,812

Income taxes (Note 13):
Current	26,355	19,195	237,437
Deferred	(4,132)	(748)	(37,230)
	22,222	18,446	200,207

Profit	49,795	42,701	448,605
Profit attributable to non-controlling interests	279	299	2,517
Profit attributable to owners of parent (Note 16)	¥49,515	¥42,402	$446,087

See notes to consolidated financial statements.

Hulic Co., Ltd. and Consolidated Subsidiaries

Consolidated Statements of Comprehensive Income
Years Ended December 31, 2018 and 2017

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2018	2017	2018

Profit	¥49,795	¥42,701	$448,605

Other comprehensive income (Note 14):
Unrealized holding (losses) gains on securities	(9,182)	7,572	(82,720)
Unrealized gains on hedging instruments	7	10	68
Retirement benefits liability adjustments	47	(12)	425
Share of other comprehensive income of affiliates accounted for by the equity method	497	382	4,485
Total other comprehensive income	(8,629)	7,953	(77,742)

Comprehensive income	¥41,165	¥50,655	$370,863

Total comprehensive income attributable to:
Owners of parent	¥40,886	¥50,354	$368,342
Non-controlling interests	279	300	2,520

See notes to consolidated financial statements.

Hulic Co., Ltd. And Consolidated Subsidiaries

Consolidated Statements of Changes in Net Assets
Years Ended December 31, 2018 and 2017

	Millions of Yen
	Shareholders’ Equity					Accumulated Other Comprehensive Income
	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock – at cost	Total Shareholders’ Equity	Unrealized Holding Gains on Securities	Unrealized Losses on Hedging Instruments	Retirement Benefits Liability Adjustments	Total Accumulated Other Comprehensive Income	Non-controlling Interests	Total Net Assets

Balance, January 1, 2017	¥62, 695	¥78, 760	¥163,206	¥(1,140)	¥303,523	¥33,449	¥(50)	¥(19)	¥33, 380	¥4,184	¥341,087
Profit attributable to owners of parent	-	-	42, 402	-	42, 402	-	-	-	-	-	42,402
Cash dividends	-	-	(11,911)	-	(11,911)	-	-	-	-	-	(11,911)
Issuance of new shares – exercise of stock acquisition rights	22	22	-	-	45	-	-	-	-	-	45
Purchase of treaasury stock	-	-	-	(0)	(0)	-	-	-	-	-	(0)
Disposal of treasury stock	-	-	-	13	13	-	-	-	-	-	13
Change in scope of consolidation	-	-	(0)	-	(0)	-	-	-	-	-	(0)
Net change in items other than those in shareholders’ equity	-	-	-	-	-	7,932	10	9	7,952	(734)	7,218
Total changes during the year	22	22	30,490	13	30,549	7,932	10	9	7,952	(734)	37,767

Balance, December 31, 2017	¥62,718	¥78,783	¥193,697	¥(1,126)	¥334,072	¥41,382	¥(40)	¥(9)	¥41,332	¥3,450	¥378,855
Profit attributable to owners of parent	-	-	49,515	-	49,515	-	-	-	-	-	49,515
Cash dividends	-	-	(15,552)	-	(15,552)	-	-	-	-	-	(15,552)
Purchase of treasury stock	-	-	-	(0)	(0)	-	-	-	-	-	(0)
Change in ownership interest of parent due to transactions with non-controlling interests	-	0	-	-	0	-	-	-	-	-	0
Net change in items other than those in shareholders’ equity	-	-	-	-	-	(8,710)	6	74	(8,629)	(52)	(8,682)
Total changes during the year	-	0	33,962	(0)	33,962	(8,710)	6	74	(8,629)	(52)	25,279
Balance, December 31, 2018	¥62,718	¥78,783	¥227,660	¥(1,127)	¥368,034	¥32,671	¥(33)	¥65	¥32,703	¥3,397	¥404,135

	Thousands of U.S. Dollars (Note 1)
	Shareholders’ Equity					Accumulated Other Comprehensive Income
	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock – at cost	Total Shareholders’ Equity	Unrealized Holding Gains on Securities	Unrealized Losses on Hedging Instruments	Retirement Benefits Liability Adjustments	Total Accumulated Other Comprehensive Income	Non-controlling Interests	Total Net Assets

Balance, December 31, 2017	$565,032	$709,763	$1,745,020	$(10,152)	$3,009,663	$372,815	$(362)	$(84)	$372,368	$31,081	$3,413,113
Profit attributable to owners of parent	-	-	446,087	-	446,087	-	-	-	-	-	446,087
Cash dividends	-	-	(140,116)	-	(140,116)	-	-	-	-	-	(140,116)
Purchase of treasury stock	-	-	-	(6)	(6)	-	-	-	-	-	(6)
Change in ownership interest of parent due to transactions with non-controlling interests	-	2	-	-	2	-	-	-	-	-	2
Net change in items other than those in shareholders’ equity	-	-	-	-	-	(78,475)	59	671	(77, 744)	(475)	(78,219)
Total changes during the year	-	2	305,971	(6)	305,966	(78,475)	59	671	(77,744)	(475)	227,746
Balance, December 31, 2018	$565,032	$709,765	$2,050,991	$(10,159)	$3,315,630	$294,340	$(303)	$586	$294,623	$30,606	$3,640,860

See notes to consolidated financial statements.

Hulic Co., Ltd. And Consolidated Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2018 and 2017

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2018	2017	2018

Operating activities:
Profit before income taxes	¥72,018	¥61,148	$648,812
Depreciation and amortization	11,942	11,736	107,592
Impairment loss	-	11	-
Gain on negative goodwill	(62)	(24)	(565)
Interest and dividend income	(1,994)	(1,771)	(17,971)
Interest expense	5,629	4,468	50,711
Equity in earnings of unconsolidated subsidiaries and affiliates	(639)	(289)	(5,765)
Gain on sales of property, plant and equipment – net	(19)	(209)	(171)
Loss on disposal of fixed assets	436	370	3,935
Gain on sales of investment securities – net	(42)	(0)	(381)
Gain on investment in silent partnership	(126)	-	(1,142)
Decrease (increase) in notes and accounts receivable – trade	1,264	(946)	11,393
Decrease (increase) in inventories	62,399	(20,334)	562,157
Decrease in operational investment securities	442	590	3,982
Increase in guarantee deposits	(2,630)	(3,889)	(23,701)
Increase in long-term deposits from tenants	6,167	8,706	55,567
Other – net	2,057	(424)	18,536
Subtotal	156,842	59,140	1,412,991
Interest and dividends received	4,895	1,866	44,106
Interest paid	(5,395)	(4,343)	(48,611)
Income taxes – paid	(25,368)	(10,937)	(228,549)

Net cash provided by operating activities	130,973	45,724	1,179,938

Investing activities:
Transfers to time deposits	(153)	-	(1,383)
Proceeds from withdrawal of time deposits	60	-	540
Purchases of property, plant and equipment	(247,082)	(196,128)	(2,225,972)
Proceeds from sales of property, plant and equipment	24	11,458	216
Purchases of investment securities	(3,549)	(4,104)	(31,975)
Proceeds from sales of investment securities	47	1	423
Payments for acquisition of newly consolidated subsidiaries	(971)	-	(8,756)
Proceeds from acquisition of newly consolidated subsidiaries	514	0	4,639
Collection of loans receivable	0	500	3
Payments of loans receivable	-	(125)	-
Other – net	(7,015)	(690)	(63,206)

Net cash used in investing activities	¥(258,127)	¥(189,088)	$(2,325,471)

			(Continued)

Hulic Co., Ltd. and Consolidated Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2018 and 2017

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2018	2017	2018

Financing activities:
(Decrease) increase in short-term borrowings	¥(30,066)	¥2,065	$(270,865)
(Decrease) increase in short-term bonds	(2,000)	11,997	(18,020)
Proceeds from long-term borrowings	195,000	232,800	1,756,756
Repayments of long-term borrowings	(70,000)	(85,544)	(630,635)
Proceeds from issuance of long-term bonds	69,457	-	625,742
Redemption of long-term bonds	(15,000)	-	(135,135)
Proceeds from exercise of stock options	-	45	-
Dividends paid	(15,552)	(11,911)	(140,116)
Proceeds from issuance of new shares to non-controlling shareholders	20	100	180
Dividends paid to non-controlling shareholders	(834)	(130)	(7,517)
Other – net	(12)	(938)	(112)

Net cash provided by financing activities	131,010	148,483	1,180,275

Net increase in cash and cash equivalents	3,856	5,119	34,742

Cash and cash equivalents at beginning of year	27,991	22,671	252,171

Increase in cash and cash equivalents from newly consolidated subsidiaries	-	200	-

Cash and cash equivalents at end of year (Note 19)	¥31,847	¥27,991	$286,914

See notes to consolidated financial statements.

Hulic Co., Ltd. and Consolidated Subsidiaries

Notes to Consolidated Financial Statements
Years Ended December 31, 2018 and 2017

1.	BASIS OF PRESENTATION

The accompanying consolidated financial statements of Hulic Co., Ltd. (the “Company”) and consolidated subsidiaries have been prepared in accordance with the provisions set forth in the Japanese Financial Instruments and Exchange Act and its related accounting regulations, and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”), which are different in certain respects as to the application and disclosure requirements of International Financial Reporting Standards.

In preparing these consolidated financial statements, certain reclassifications and rearrangements have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan.

The accompanying consolidated financial statements are stated in Japanese yen, the currency of the country in which the Company is incorporated and operates. The translation of Japanese yen amounts into U.S. dollar amounts is included solely for the convenience of readers outside Japan and has been made at the rate of ¥111.00 to $1, the approximate rate of exchange at December 31, 2018. This translation should not be construed as a representation that all amounts shown could be converted into U.S. dollars at such rate.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Consolidation
The accompanying consolidated financial statements as of December 31, 2018 include the accounts of the Company and its 19 significant subsidiaries (collectively, the “Group”).

Under the control or influence concept, those companies in which the Company is directly or indirectly able to exercise control over their operations are fully consolidated, and those companies over which the Company has the ability to exercise significant influence are accounted for by the equity method.

Consolidated subsidiaries as of December 31, 2018 were as follows:

•	Hulic Building Management Co., Ltd.
•	Hulic Reit Management Co., Ltd.
•	Hulic Private Reit Management Co., Ltd.
•	Hulic Property Solution Co., Ltd.
•	Porte Kanazawa Co., Ltd.
•	Smart Life Management Co., Ltd.
•	Sendai Ichibancho Development Tokutei Mokuteki Kaisha
•	Higashi-Ikebukuro Godo Kaisha
•	Jinnan Property Godo Kaisha
•	Shinjuku Sanchome Property Godo Kaisha
•	Hulic Insurance Service Co., Ltd.
•	Avanti Staff Corporation
•	Hulic Build Co., Ltd.
•	Hulic Hotel Management Co., Ltd.
•	Hulic Office Service Co., Ltd.
•	HULIC Agri Co., Ltd.
•	MOS CO., LTD.
•	HULIC FUFU Co., Ltd.
•	Hulic Proserve Co., Ltd.

Note:
Shinjuku Sanchome Property Godo Kaisha was included in the scope of consolidation during the year ended December 31, 2018 due to investment in Tokumei Kumiai. HULIC FUFU Co., Ltd. (formerly KH Resort Management Co., Ltd.) was included in the scope of consolidation during the year ended December 31, 2018 due to additional acquisition of shares through a third-party allotment. Porte Kanazawa Co., Ltd. and MOS CO., LTD. were included in the scope of consolidation during the year ended December 31, 2018 due to acquisition of shares.

Yugen Kaisha Kiyukai was not included in the scope of consolidation for the years ended December 31, 2018 and 2017 since it has no material effect on the accompanying consolidated financial statements in terms of consolidated total assets, net sales, profit and retained earnings, and is immaterial as a whole.

Investments in six affiliates are accounted for by the equity method.

Affiliates accounted for by the equity method as of December 31, 2018 were as follows:

•	Heiwa Kanzai Co., Ltd.
•	Tokyo Fudousan Kanri Co., Ltd.
•	Agri-sight
•	Agrivision Co., Ltd.
•	Nippon View Hotel Co., Ltd.
•	Yamato Credit & Finance Co., Ltd.

Note:
KH Resort Management Co., Ltd. (currently HULIC FUFU Co., Ltd.) was excluded from the scope of equity-method accounting and included in the scope of consolidation during the year ended December 31, 2018 due to additional acquisition of shares through a third-party allotment.

The investments in Yugen Kaisha Kiyukai, a non-consolidated subsidiary, and Shinagawa Season Terrace Building Management Corporation, an affiliate, were stated at cost as of December 31, 2018 and 2017. If the equity method of accounting had been applied to the investments in these companies, the effect on the accompanying consolidated financial statements would not be material.

The Company, with a calendar year end (i.e., December 31), consolidates certain subsidiaries with different fiscal year ends. The fiscal year-end of Porte Kanazawa Co., Ltd., Higashi-Ikebukuro Godo Kaisha, Avanti Staff Corporation and MOS CO., LTD. is March 31, and that of Sendai Ichibancho Development Tokutei Mokuteki Kaisha is July 31. For the consolidation purpose of these entities, the Company prepares the pro forma financial statements in accordance with the procedures similar to those followed in previous years. The fiscal year-end of Smart Life Management Co., Ltd. is September 30, that of HULIC Agri Co., Ltd. (formerly Salad Bowl International Co., Ltd.) is October 31 and that of Shinjuku Sanchome Property Godo Kaisha is November 30. Their financial statements as of their respective fiscal year-ends were used for the purpose of consolidation. Appropriate adjustments are made for significant transactions that occur during the period from their respective year-end to the consolidated balance sheet date. The fiscal year-ends of other consolidated subsidiaries are the same as that of the Company.

The fiscal year-end financial statements of affiliates accounted for by the equity method are used for consolidation even if their fiscal year-ends are different from that of the Company. Appropriate adjustments are made for significant transactions that occur during the period from their respective year-end to the consolidated balance sheet date.

All significant intercompany balances and transactions have been eliminated in consolidation. All material unrealized profit included in assets resulting from transactions within the Group is eliminated.

b.	Foreign Currency Transactions
All short-term and long-term monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the exchange rate at the balance sheet date.

c.	Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand, cash in banks, which can be withdrawn at any time, and short-term investments with a maturity of three months or less when purchased, which can easily be converted to cash and are subject to little risk of change in value.

d.	Inventories
Real estate for sale, real estate for sale in process, and expenditure on contracts in progress are stated at the lower of cost, determined by the specific identification method, or market. Supplies are mainly stated at the lower of cost, determined by first-in, first-out method, or market.

e.	Investment Securities
Investment securities are classified and accounted for as available-for-sale securities, which are reported at average fair value for the last month in the fiscal year. Unrealized gains and losses, net of applicable taxes, are reported in a separate component of net assets and cost of securities sold is determined using the moving-average method.

Nonmarketable available-for-sale securities are stated at cost determined using the moving-average method.

f.	Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is computed using the straight-line method over their estimated useful lives. The range of useful lives is principally from 2 to 50 years for buildings and structures.

g.	Intangible Assets
Intangible assets, which are included in “Other assets” under “Investments and other assets” in the consolidated balance sheets, are amortized using the straight-line method over their estimated useful lives. Computer software for internal use is capitalized as an asset and is amortized using the straight-line method over the useful life of five years.

h.	Goodwill
Goodwill is carried at cost less accumulated amortization, which is computed using the straight-line method mainly over 20 years.

i.	Deferred Assets
Share issuance costs are amortized using the straight-line method over three years. Bond issuance costs are amortized using the straight-line method over the redemption period.

j.	Allowance for Doubtful Accounts
The allowance for doubtful accounts is stated in amounts considered to be appropriate based on the actual rate of historical bad debts and an evaluation of potential losses on outstanding receivables.

k.	Accrued Bonuses

Accrued bonuses are recorded at the estimated amount attributable to the current fiscal year to provide for the future bonus payments to employees and executive officers.

l.	Accrued Directors’ Bonuses
Accrued directors’ bonuses are recorded at the estimated amount attributable to the current fiscal year to provide for the future bonus payments to directors and audit & supervisory board members.

m.	Retirement Benefit Accounting
The benefit formula basis is used as the method of attributing expected benefits to the current period in calculating retirement benefit obligations. Unrecognized prior service cost is amortized by the straight-line method over a five-year period, which is shorter than the average remaining years of service of the eligible employees. Unrecognized actuarial differences are primarily amortized immediately from the following year using the straight-line method over a five-year period, which is shorter than the average remaining years of service of the eligible employees. The Company’s certain consolidated subsidiaries use the simplified method in calculating net defined benefit liability and retirement benefit expenses. Under this method, the severance payment amount to be required at the year-end for voluntary termination is deemed as retirement benefit obligations.

n.	Accrued Directors’ Retirement Benefits
Certain consolidated subsidiaries account for the liability for directors’ and audit & supervisory board members’ retirement benefits based on their pertinent rules and they are calculated at the estimated amount which would be payable if all officers were to retire at the balance sheet date.

o.	Provision for Share Distribution
Provision for share distribution is provided to prepare for future distribution of the Company’s shares to directors and executive officers based on the internal regulations on the distribution of shares to directors. The provision is recorded based on the estimated amount of share distribution obligations at the balance sheet date.

p.	Income Taxes
Deferred tax assets and liabilities have been recognized in the consolidated financial statements with respect to the differences between the financial reporting and tax bases of the assets and liabilities, and were measured using the enacted tax rates and laws which will be in effect when the differences are expected to reverse.

q.	Derivatives and Hedging Activities
The Group enters into certain derivative transactions in order to manage risks mainly arising from adverse fluctuations in interest rates. Derivative financial instruments are carried at fair value with changes in unrealized gains or losses charged or credited to operations, except for those meeting the deferral hedge accounting exception where unrealized gains or losses are deferred as a component of net assets.

The interest rate swaps which qualify for hedge accounting and meet specific matching criteria are not remeasured at market value, but the differential paid or received under the swap agreements is recognized and included in interest expense or income (referred to as an exceptional treatment to the basic deferral method).

The Group evaluates hedge effectiveness by comparing total cash flow of hedging instruments and hedged items. Hedge effectiveness is not assessed if the substantial terms and conditions of the hedging instruments and hedged items are the same.

r.	Impairment Loss
The Group reviews its fixed assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. An impairment loss is recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment loss is measured at the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

s.	Asset Retirement Obligations
An asset retirement obligation is recorded at the time of acquisition or construction of fixed asset and when there is statutory or similar obligation associated with the removal of such asset. The asset retirement obligation is measured at the discounted value of the liability at the time the fixed asset is acquired or constructed, and the amount of the liability is added to the book value of the fixed asset depreciated over the useful life of the fixed asset.

t.	Per Share Information
Basic earnings per share is computed by dividing profit attributable to owners of parent by the weighted-average number of common shares outstanding for the period.

u.	Consumption Taxes
Transactions subject to consumption taxes are recorded at amounts exclusive of consumption taxes.

v.	Reclassifications
Certain reclassifications have been made in the prior years’ consolidated financial statements to conform to the presentation used for the year ended December 31, 2018.

w.	New Accounting Standards Not yet Applied
Implementation Guidance on Tax Effect Accounting, etc.

•	“Implementation Guidance on Tax Effect Accounting” (Accounting Standards Board of Japan (ASBJ) Guidance No. 28, revised on February 16, 2018)
•	“Implementation Guidance on Recoverability of Deferred Tax Assets” (ASBJ Guidance No. 26, revised on February 16, 2018)

(1) Overview

In the course of transferring practical guidelines related to tax effect accounting prescribed by the Japanese Institute of Certified Public Accountants to the ASBJ, the ASBJ basically followed the contents and made required revisions to the “Implementation Guidance on Tax Effect Accounting,” etc.
(Major revisions in accounting treatments)
- Treatment of taxable temporary differences relating to subsidiary shares in non-consolidated financial statements
- Treatment of recoverability of deferred tax assets for entities falling under Category 1

(2) Date of application

The Group will apply the “Implementation Guidance on Tax Effect Accounting,” etc. effective from the beginning of the fiscal year ending December 31, 2019.

(3) Effect of application

The effect of applying the “Implementation Guidance on Tax Effect Accounting,” etc. on the consolidated financial statements is currently under assessment.

Accounting Standard for Revenue Recognition, etc.

•	“Accounting Standard for Revenue Recognition” (ASBJ Statement No. 29, issued on March 30, 2018)
•	“Implementation Guidance on Accounting Standard for Revenue Recognition” (ASBJ Guidance No. 30, issued on March 30, 2018)

(1) Overview

The International Accounting Standards Board (“IASB”) and the Financial Accounting Standards Board of the United States of America (“FASB”) jointly developed a comprehensive accounting standard for revenue recognition and issued “Revenue from Contracts with Customers” (IFRS 15 issued by the IASB and Topic 606 issued by the FASB) in May 2014. Considering the situation that IFRS 15 has become applicable from fiscal years beginning on or after January 1, 2018 and Topic 606 from the fiscal year beginning after December 15, 2017, the ASBJ developed a comprehensive accounting standard for revenue recognition and issued it together with implementation guidance. The ASBJ’s basic policy in developing the accounting standard for revenue recognition was to establish accounting standards as a starting point to adopt basic principles of IFRS 15 from the viewpoint of comparability of financial statements which is one of the benefits of maintaining consistency with IFRS 15, and to add alternative treatments to the extent not to impair comparability in cases where previous practice and others in Japan should be considered.

(2) Date of application

The Group intends to apply the “Accounting Standard for Revenue Recognition,” etc. effective from the beginning of the fiscal year ending December 31, 2022.

(3) Effect of application

The effect of applying the “Accounting Standard for Revenue Recognition,” etc. on the consolidated financial statements is currently under assessment.

x.	Rounded Amounts Presented in Financial Statements
The amounts have been rounded down to the nearest millions (thousands in U.S. dollars) in the accompanying financial statements as the financial statements were originally prepared in Japanese and filed with regulatory authorities. As a result, the totals shown in the accompanying consolidated financial statements (both in yen and U.S. dollars) do not necessarily agree with the sums of the individual amounts.

3.	ADDITIONAL INFORMATION

a.	Reclassification of real estate in property, plant and equipment
Real estate of ¥84,497 million ($761,238 thousand) and ¥10,473 million in property, plant and equipment were reclassified to inventories due to the change in use during the years ended December 31, 2018 and 2017, respectively.

b.	Transactions of delivering the company’s own stock to employees, etc. through trusts
The Company has introduced a Board Benefit Trust as a performance-linked stock compensation program for directors of the Company (excluding outside directors) and executive officers (the “Directors, etc.”) to motivate them to contribute to improving the Company’s mid- to long-term business performance and to increasing corporate value. The Company accounted for the transactions under the trust agreement with the gross method in accordance with the “Practical Solution on Transactions of Delivering the Company’s Own Stock to Employees etc. through Trusts” (ASBJ PITF No. 30, March 26, 2015).

(1) Overview

The Company’s shares will be acquired through a trust using money entrusted by the Company and the Company’s shares and the cash equivalent of the market value of the Company’s shares (the “Company’s shares, etc.”) will be delivered and paid to Directors, etc. through the trust, which is determined using points allocated to each Director, etc., based on the degree of accomplishment of business performance in accordance with the internal regulations on the distribution of shares to directors, which was prescribed by the Board of Directors of the Company. Directors, etc., are eligible to receive the Company’s shares, etc., in principle, after retiring from the position of Directors, etc., and when he or she is no longer in a position as a director or an executive officer.

(2) The Company’s shares in the trust

The Company recorded its own shares in the trust as treasury stock in the net assets section of the consolidated balance sheets at the carrying value in the trust (excluding associated expenses). The carrying value and number of such treasury stock were ¥932 million ($8,399 thousand) and 869 thousand shares as of December 31, 2018 and ¥932 million and 869 thousand shares as of December 31, 2017, respectively.

4.	INVENTORIES

Inventories as of December 31, 2018 and 2017 consisted of the following:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Finished products	¥7	¥0	$63
Real estate for sale	143,901	111,458	1,296,408
Real estate for sale in process	4,701	15,037	42,358
Expenditure on contracts in progress	72	111	652
Supplies	163	44	1,473
Total	¥148,846	¥126,651	$1,340,956

5.	PROPERTY, PLANT AND EQUIPMENT

The following table summarizes amounts of advanced depreciation deducted from acquisition costs of property, plant and equipment, as a result of conversion of ownership based on the Urban Renewal Act, as of December 31, 2018 and 2017:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Buildings and structures	¥1,846	¥102	$16,635
Machinery, equipment and vehicles	14	-	134
Land	3,057	3,057	27,547
Construction in progress	2	1,761	20
Total	¥4,921	¥4,921	$44,338

6.	SHORT-TERM AND LON*-TERM DEBT

Short-term debt and the current portion of long-term debt at December 31, 2018 and 2017 consisted of the following:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Short-term borrowings	¥277	¥30,001	$2,496
Short-term borrowings (non-recourse loans)	-	65	-
Current portion of long-term borrowings	34,506	69,727	310,871
Current portion of long-term borrowings (non-recourse loans)	290	230	2,612
Short-term bonds	9,999	11,999	90,090
Current portion of long-term bonds	8,000	15,000	72,072
Current portion of lease obligations	15	2	138
Total	¥53,089	¥127,025	$478,281

Long-term debt at December 31, 2018 and 2017 consisted of the following:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Long-term borrowings from financial institutions due through 2053	¥848,143	¥734,661	$7,640,928
Long-term borrowings from financial institutions due through 2023 (non-recourse loans)	23,725	11,970	213,738
Unsecured long-term bonds due through January 2053 at rates ranging from 0.3% to 0.9%	93,000	38,000	837,837
Lease obligations	89	9	804
	964,957	784,640	8,693,309
Less current portion
Long-term borrowings	(34,796)	(69,957)	(313,483)
Long-term bonds	(8,000)	(15,000)	(72,072)
Lease obligations	(15)	(2)	(138)
Total	¥922,145	¥699,681	$8,307,615

Note:
Long-term borrowings of ¥100,000 million ($900,900 thousand) are a subordinated term loan (a hybrid loan due in 2053), which can be repaid early after five years from the borrowing date (2018).

The annual maturities of long-term debt at December 31, 2018 and 2017 were as follows:
<At December 31, 2018>

	Long-Term Borrowings		Long-Term Borrowings (non-recourse loans)		Long-Term Bonds		Lease Obligations
Years ending December 31	Millions of Yen	Thousands of U.S. Dollars	Millions of Yen	Thousands of U.S. Dollars	Millions of Yen	Thousands of U.S. Dollars	Millions of Yen	Thousands of U.S. Dollars
2019	¥34,506	$310,871	¥290	$2,612	¥8,000	$72,072	¥15	$138
2020	28,565	257,348	290	2,612	5,000	45,045	15	139
2021	40,284	362,925	290	2,612	-	-	14	134
2022	65,464	589,769	8,090	72,882	-	-	14	133
2023	39,457	355,468	14,765	133,018	-	-	14	132
2024 and thereafter	639,864	5,764,545	-	-	80,000	720,720	13	126
Total	¥848,143	$7,640,928	¥23,725	$213,738	¥93,000	$837,837	¥89	$804

<At December 31, 2017>

	Long-Term Borrowings	Long-Term Borrowings (non-recourse loans)	Long-Term Bonds	Lease Obligations
Years ending December 31	Millions of Yen	Millions of Yen	Millions of Yen	Millions of Yen
2018	¥69,727	¥230	¥15,000	¥2
2019	34,397	230	8,000	2
2020	28,157	230	5,000	2
2021	36,377	230	-	1
2022	59,677	8,030	-	0
2023 and thereafter	506,326	3,020	10,000	-
Total	¥734,661	¥11,970	¥38,000	¥9

The carrying amount of assets pledged as collateral and the secured liabilities at December 31, 2018 and 2017 were as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Assets pledged:
Buildings and structures	¥5,357	¥5,051	$48,266
Land	40,959	11,782	369,002
Total	¥46,316	¥16,834	$417,269

Secured liabilities:
Short-term borrowings	¥-	¥65	$-
Current portion of long-term borrowings	290	230	2,612
Long-term borrowings	23,435	11,740	211,126
Total	¥23,725	¥12,035	$213,738
Of which non-recourse loans	¥23,725	¥12,035	$213,738

Non-recourse loans and the carrying amount of assets pledged as collateral for such loans at December 31, 2018 and 2017 were as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Non-recourse loans:
Short-term borrowings	¥-	¥65	$-
Current portion of long-term borrowings	290	230	2,612
Long-term borrowings	23,435	11,740	211,126
Total	¥23,725	¥12,035	$213,738

Assets pledged:
Cash and bank deposits	¥2,434	¥984	$21,929
Notes and accounts receivable – trade	91	141	821
Buildings and structures	5,357	5,051	48,266
Machinery, equipment and vehicles	3	7	34
Land	40,959	11,782	369,002
Other	338	307	3,052
Total	¥49,184	¥18,274	$443,107

7.	RETIREMENT BENEFIT PLANS

The Company and its certain consolidated subsidiaries maintain defined benefit plans; the Company, Hulic Building Management Co., Ltd., Hulic Reit Management Co., Ltd., Hulic Insurance Service Co., Ltd., Hulic Build Co., Ltd. and Hulic Proserve Co., Ltd. have defined benefit corporate pension plans and lump-sum retirement plans, and the other certain subsidiaries have lump-sum retirement plans. The Company’s certain consolidated subsidiaries use the simplified method for their defined benefit plans in calculating net defined benefit liability and retirement benefit expenses.

(1)	Changes in retirement benefit obligation, excluding plans accounted for under the simplified method, for the years ended December 31, 2018 and 2017:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Retirement benefit obligation at beginning of year	¥907	¥773	$8,177
Service costs	171	139	1,546
Interest costs	7	6	69
Actuarial differences	(59)	37	(540)
Benefits paid	(76)	(49)	(691)
Retirement benefit obligation at end of year	¥950	¥907	$8,561

(2)	Changes in plan assets, excluding plans accounted for the simplified method, for the years ended December under 31, 2018 and 2017:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Fair value of plan assets at beginning of year	¥258	¥236	$2,328
Expected return on plan assets	3	2	29
Actuarial differences	(8)	(2)	(76)
Employer contribution	39	36	355
Benefits paid	(12)	(14)	(115)
Fair value of plan assets at end of year	¥279	¥258	$2,521

(3)	Changes in net defined benefit liability under the simplified method for the years ended December 31, 2018 and 2017:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Net defined benefit liability at beginning of year	¥549	¥517	$4,952
Retirement benefit expenses	78	79	708
Benefits paid	(65)	(34)	(592)
Contribution to the plan	(14)	(12)	(134)
Increase from newly consolidated subsidiary	14	-	126
Net defined benefit liability at end of year	¥561	¥549	$5,060

(4)
Reconciliation between net defined benefit liability recorded on the consolidated balance sheets and balance of retirement benefit obligation and plan assets, including plans accounted for under the simplified method, at December 31, 2018 and 2017:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Funded retirement benefit obligation	¥231	¥243	$2,084
Plan assets	(343)	(298)	(3,095)
	(112)	(54)	(1,011)
Unfunded retirement benefit obligation	1,344	1,253	12,111
Net liability for retirement benefit obligation on the consolidated balance sheets	¥1,232	¥1,198	$11,100
Net defined benefit liability	¥1,351	¥1,265	$12,176
Net defined benefit asset	(119)	(66)	(1,076)
Net retirement benefit liability on the consolidated balance sheets	¥1,232	¥1,198	$11,100

(5)	Components of retirement benefit expenses for the years ended December 31, 2018 and 2017:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Service costs	¥171	¥139	$1,546
Interest costs	7	6	69
Expected return on plan assets	(3)	(2)	(29)
Amortization of actuarial differences	16	21	148
Amortization of prior service costs	-	0	-
Retirement benefit expenses under the simplified method	78	79	708
Retirement benefit expenses for defined benefit plans	¥271	¥244	$2,444

(6)	Components of retirement benefits liability adjustments (before income tax effect) in other comprehensive income for the years ended December 31, 2018 and 2017:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Prior service costs	¥-	¥(0)	$-
Actuarial differences	(67)	18	(612)
Total	¥(67)	¥17	$(612)

(7)	Components of retirement benefits liability adjustments (before income tax effect) in accumulated other comprehensive income at December 31, 2018 and 2017:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Unrecognized actuarial differences	¥(65)	¥2	$(589)

(8)	Components of plan assets at December 31, 2018 and 2017:

	2018	2017
Life insurance company general accounts	100.0%	100.0%

The expected long-term rate of return on plan assets is determined considering current and expected distribution of plan assets and the long-term rate of return, which are expected currently and in the future, from various components of the plan assets.

(9)	Basis for actuarial calculation for the years ended December 31, 2018 and 2017:

	2018	2017
Discount rate	0.6 – 1.0%	0.6 – 1.0%
Expected long-term rate of return on plan assets	1.25%	1.25%

8.	ASSET RETIREMENT OBLIGATIONS

For the years ended December 31, 2018 and 2017, asset retirement obligations include obligations to remove asbestos from assets for business use and obligations for future restoration related to long-term land lease contracts and leasehold and rental contracts.

(1)	Assumptions mainly used in calculation of asset retirement obligations

	2018	2017
Expected useful life	13 – 70 years	3 – 70 years
Discount rate	0.2 – 2.2%	0.1 – 2.2%

(2)	Changes in gross asset retirement obligations

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Balance at beginning of year	¥1,941	¥1,922	$17,495
Liabilities incurred due to the acquisition of property, plant and equipment	317	-	2,858
Accretion expense	32	31	289
Liabilities settled	(62)	-	(558)
Others	102	(11)	925
Balance at end of year	¥2,332	¥1,941	$21,009

9.	SHAREHOLDERS’ EQUITY

Japanese companies are subject to the Companies Act of Japan (the “Companies Act”). The Companies Act provides that an amount equal to 10% of the amount to be disbursed as distributions of capital surplus (other than the capital reserve) and retained earnings (other than the legal reserve) be transferred to the capital reserve and the legal reserve, respectively, until the sum of the capital reserve and the legal reserve equals 25% of the capital stock account. Such distributions can be made at any time by resolution of the shareholders or by the Board of Directors if certain conditions are met, but neither the capital reserve nor the legal reserve is available for distributions. The Companies Act also provides for companies to purchase treasury stock and to dispose of such treasury stock by resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the amount available for distribution to the shareholders, which is determined by specific formula.

a.	Dividends
(1) Dividends paid
<For the year ended December 31, 2018>

		Millions of Yen	Thousands of U.S. Dollars	Yen	U.S. Dollars
Resolution	Type of Shares	Total Dividends (*1)		Dividends per Share		Cut-off Date	Effective Date
Annual general meeting of the shareholders on March 23, 2018	Common stock	¥7,941	$71,548	¥12.0	$0.10	December 31, 2017	March 26, 2018
Meeting of Board of Directors on July 30, 2018	Common stock	¥7,611	$68,567	¥11.5	$0.10	June 30, 2018	September 4, 2018

Note:
(*1)
Dividends to the Board Benefit Trust of ¥10 million ($94 thousand) and ¥10 million ($90 thousand) are included in the amount of total dividends resolved at the annual general meeting of the shareholders on March 23, 2018 and the meeting of Board of Directors on July 30, 2018, respectively.

<For the year ended December 31, 2017>

		Millions of Yen	Yen
Resolution	Type of Shares	Total Dividends (*1)	Dividends per Share	Cut-off Date	Effective Date
Annual general meeting of the shareholders on March 24, 2017	Common stock	¥5,955	¥9.0	December 31, 2016	March 27, 2017
Meeting of Board of Directors on July 28, 2017	Common stock	¥5,956	¥9.0	June 30, 2017	September 4, 2017

Note:
(*1)
Dividends to the Board Benefit Trust of ¥7 million and ¥7 million are included in the amount of total dividends resolved at the annual general meeting of the shareholders on March 24, 2017 and the meeting of Board of Directors on July 28, 2017, respectively.

(2)	Dividends with the cut-off date in the year ended December 31, 2018 and the effective date in the year ending December 31, 2019

		Millions of Yen	Thousands of U.S. Dollars		Yen	U.S. Dollars
Resolution	Type of Shares	Total Dividends (*1)		Source of Dividends	Dividends per Share		Cut-off Date	Effective Date
Annual general meeting of the shareholders on March 26, 2019	Common stock	¥9,265	$83,473	Retained earnings	¥14	$0.12	December 31, 2018	March 27, 2019

Note:
(*1)	Dividends to the Board Benefit Trust of ¥12 million ($109 thousand) are included in the amount of total dividends.

b.	Shares Issued and Outstanding / Treasury Stock
Changes in number of shares issued and outstanding during the years ended December 31, 2018 and 2017 were as follows:

	Number of Shares
	Issued	Treasury stock
	Common stock	Common stock
Numbers of shares as of January 1, 2017	662,914,071	4,497,721
Increase (*1 and 2)	148,200	492
Decrease (*3)	-	(12,800)
Numbers of shares as of December 31, 2017 (*4)	663,062,271	4,485,413
Increase (*2)	-	683
Decrease	-	-
Numbers of shares as of December 31, 2018 (*4)	663,062,271	4,486,096

Notes:
(*1)	Details of the increase in shares issued were as follows:

	Number of Shares
	2018	2017
Increase due to the issuance of new shares – exercise of stock acquisition rights (stock options)	-	148,200

(*2)	Details of the increase in treasury stock were as follows:

	Number of Shares
	2018	2017
Increase due to purchase of shares of less than one unit	683	492

(*3)	Details of the decrease in treasury stock were as follows:

	Number of Shares
	2018	2017
Decrease due to payment of shares to retired directors by the Board Benefit Trust	-	12,800

(*4)	869,900 shares of the Company’s shares held by the Board Benefit Trust were included in the number of treasury stock as of December 31, 2018 and 2017.

10.	SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

The components of “Selling, general and administrative expenses” for the years ended December 31, 2018 and 2017 were as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Salaries and allowances	¥5,756	¥5,099	$51,858
Provision for employees’ bonuses	482	403	4,348
Provision for directors’ bonuses	247	196	2,225
Provision for share distribution	393	306	3,546
Retirement benefit expenses	271	244	2,444
Provision for directors’ retirement benefits	18	19	162
Taxes and dues	2,937	2,687	26,460
Commissions paid	1,228	2,926	11,065
Provision for allowance for doubtful accounts	0	-	2
Other	11,496	8,514	103,568
Total	¥22,830	¥20,398	$205,682

11.	IMPAIRMENT LOSS ON FIXED ASSETS

The Group performs impairment testing generally at the individual asset level.

The Group recorded impairment losses for the following asset groups for the year ended December 31, 2017:

Purpose of Use	Category	Location
Rental properties	Land and buildings	Atami, Shizuoka

For the year ended December 31, 2017, the Group recorded impairment loss on fixed assets of ¥11 million primarily due to a decline in profitability. The amount consisted of ¥5 million for land and ¥6 million for buildings and structures.

The recoverable amounts were measured at the net sales price, based on an appraisal made by a licensed real estate appraiser.

12.	OTHER INCOME (EXPENSES)

The components of “Other – net” in “Other income (expenses)” for the years ended December 31, 2018 and 2017 were as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Gain on sales of fixed assets (*1)	¥20	¥211	$188
Gain on sales of investment securities	42	0	381
Gain on investments in silent partnership	126	-	1,142
Gain on negative goodwill	62	24	565
Gain on cancellation of rental contracts	354	32	3,194
Penalty income	91	-	820
Loss on sales of fixed assets (*2)	(1)	(1)	(16)
Loss on disposal of fixed assets (*3)	(436)	(370)	(3,935)
Loss on building reconstruction	(393)	(483)	(3,544)
Impairment loss (*4)	-	(11)	-
Other – net	(418)	(96)	(3,769)
Total	¥(552)	¥(693)	$(4,973)

Notes:
(*1)
Gain on sales of fixed assets for the year ended December 31, 2018 primarily resulted from the sales of buildings and structures of ¥20 million ($188 thousand). Gain on sales of fixed assets for the year ended December 31, 2017 primarily resulted from the sales of buildings and structures, machinery, equipment and vehicles and land in the amounts of ¥56 million, ¥0 million and ¥154 million, respectively.

(*2)
Loss on sales of fixed assets for the year ended December 31, 2018 primarily resulted from the sales of machinery, equipment and vehicles and others in the amounts of ¥1 million ($16 thousand) and ¥0 million ($0 thousand), respectively. Loss on sales of fixed assets for the year ended December 31, 2017 primarily resulted from the sales of machinery, equipment and vehicles of ¥1 million.

(*3)
Loss on disposal of fixed assets for the year ended December 31, 2018 primarily resulted from the disposal of buildings and structures, machinery, equipment and vehicles and others in the amounts of ¥426 million ($3,845 thousand), ¥0 million ($2 thousand) and ¥9 million ($86 thousand), respectively. Loss on disposal of fixed assets for the year ended December 31, 2017 primarily resulted from the disposal of buildings and structures, machinery, equipment and vehicles and others in the amounts of ¥366 million, ¥0 million and ¥3 million, respectively.

(*4)	Information on impairment losses is presented in Note 11.

13. INCOME TAXES

 The tax effects of significant temporary differences which resulted in deferred tax assets and liabilities at December 31, 2018 and 2017 were as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Deferred tax assets:
Tax loss carried forward	¥240	¥42	$2,165
Loss on valuation of inventories	146	148	1,316
Loss on valuation of investment securities	4,731	4,771	42,622
Impairment loss	2,369	2,379	21,350
Loss on valuation of fixed assets	1,224	2,257	11,031
Other	3,603	3,409	32,460
Total gross deferred tax assets	12,315	13,009	110,947
Valuation allowance	(6,336)	(6,370)	(57,084)
Total deferred tax assets	¥5,978	¥6,638	$53,863
Deferred tax liabilities:
Gain on valuation of investment securities	¥(2,001)	¥(2,001)	$(18,032)
Gain on valuation of fixed assets	(23,164)	(27,186)	(208,691)
Reserve for advanced depreciation of fixed assets	(2,893)	(3,901)	(26,065)
Unrealized holding gains on securities	(12,730)	(16,507)	(114,685)
Other	(660)	(547)	(5,953)
Total deferred tax liabilities	¥(41,450)	¥(50,145)	$(373,428)
Net deferred tax liabilities	¥(35,471)	¥(43,506)	$(319,565)

Reconciliations between the normal effective statutory tax rate and the actual effective tax rate reflected in the accompanying consolidated statements of income for the years ended December 31, 2018 and 2017 are not presented because the difference between the normal effective statutory tax rate and the actual effective tax rate is less than 5%.

14.	OTHER COMPREHENSIVE INCOME

The components of “Other comprehensive income” for the years ended December 31, 2018 and 2017 were as and follows:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Unrealized holding gains (losses) on securities:
Gain (loss) arising during the year	¥(12,997)	¥10,877	$(117,095)
Reclassification adjustments to profit or loss	-	(0)	-
Amount before income tax effect	(12,997)	10,876	(117,095)
Income tax effect	3,815	(3,303)	34,374
Total	¥(9,182)	¥7,572	$(82,720)
Unrealized gains on hedging instruments:
Loss arising during the year	¥(2)	¥(0)	$(23)
Reclassification adjustments to profit or loss	13	15	122
Amount before income tax effect	10	14	98
Income tax effect	(3)	(4)	(30)
Total	¥7	¥10	$68
Retirement benefits liability adjustments:
Gain (loss) arising during the year	¥51	¥(39)	$464
Reclassification adjustments to profit or loss	16	21	148
Amount before income tax effect	67	(17)	612
Income tax effect	(20)	5	(187)
Total	¥47	¥(12)	$425
Share of other comprehensive income of affiliates accounted for by the equity method:
Gain arising during the year	¥514	¥403	$4,637
Reclassification adjustments to profit or loss	(16)	(20)	(152)
Total	¥497	¥382	$4,485
Total other comprehensive income	¥(8,629)	¥7,953	$(77,742)

15.	LEASES

Operating Leases – Lessee

The future minimum lease payments under noncancelable operating leases at December 31, 2018 and 2017 were as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Due within one year	¥1,334	¥812	$12,019
Due after one year	45,891	31,550	413,435
Total	¥47,225	¥32,363	$425,455

Operating Leases – Lessor

The future minimum lease income under noncancelable operating leases at December 31, 2018 and 2017 was as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Due within one year	¥20,771	¥17,418	$187,133
Due after one year	129,736	128,029	1,168,794
Total	¥150,507	¥145,448	$1,355,927

16.	Earnings Per Share

A reconciliation of the differences between basic and diluted earnings per share for the years ended December 31, 2018 and 2017 was as follows:

	Millions of Yen	Thousands of Shares	Yen	U.S. Dollars
Year ended December 31, 2018	Profit attributable to owners of parent	Weighted-Average Shares	Profit per Share
Basic earnings per share – Profit available to common shareholders	¥49,515	658,576	¥75.18	$0.68

Year ended December 31, 2017
Basic earnings per share – Profit available to common shareholders	¥42,402	658,547	¥64.38
Effect of dilutive securities – Stock acquisition rights	-	18	-

Diluted earnings per share – Profit for computation	¥42,402	658,565	¥64.38

Note:
Diluted earnings per share is not presented as there were no dilutive securities for the year ended December 31, 2018.

The Company’s shares in the Board Benefit Trust recorded as treasury stock in the net assets section of the consolidated balance sheets are included in the number of treasury stock deductible for the purpose of calculating the weighted-average number of shares during the year when calculating earnings per share, and included in the number of treasury stock deductible for the purpose of calculating the outstanding number of shares at end of the year when calculating net assets per share.

The numbers of treasury stock deducted for the calculation of earnings per share were 869 thousand and 873 thousand for the years ended December 31, 2018 and 2017, respectively.  The numbers of such shares for the calculation of net assets per share were 869 thousand as of December 31, 2018 and 2017.

Net assets and cash dividends per share at December 31, 2018 and 2017 and for the years then ended were as follows:

	Yen		U.S. Dollars
	2018	2017	2018
Net assets per share	¥608.49	¥570.02	$5.48
Cash dividends per share	25.50	21.00	0.23

17.	FINANCIAL INSTRUMENTS

Overview

(1)	Group policy for financial instruments

The Group mainly raises necessary funds through loans from banks and issuance of long-term bonds and short-term bonds (i.e., commercial paper).  Temporary surplus funds are invested in highly liquid financial instruments.  The Group utilizes derivative financial instruments only to manage risks described later and does not enter into such transactions for speculative trading purposes.

(2)	Nature and extent of risks arising from financial instruments as well as risk management for financial instruments

Trade receivables, such as trade notes and trade accounts receivable, are exposed to customer credit risk.  The Group manages the due dates and balances for each customer in order to reduce credit risk by timely identifying risk of default caused.

Operational investment securities and investment securities are mainly composed of equity securities of companies with which the Group has a business relationship, investments in silent partnerships for tokubetsu-mokuteki-kaisha, or special purpose companies, and preferred equity investments in tokutei-mokuteki-kaisha, or specific purpose companies under the Act on Securitization of Assets.  They are exposed to market price fluctuation risk and/or issuer credit risk.  The Group periodically reviews the fair value and issuers’ financial condition.

Guarantee deposits for leased assets are exposed to counterparty credit risk.

Borrowings, long-term bonds and short-term bonds are intended mainly to raise necessary funds for operating capital and capital investments.  The longest periods for redemption date from the balance sheet dates as of December 31, 2018 and 2017 are due within 34 years and 14 years, respectively.  Certain borrowings with variable interest rates are exposed to interest rate fluctuation risk.  The Group utilizes derivative transactions such as interest rate swap contracts to hedge fluctuation risk.

Interest rate swap contracts are used to hedge fluctuation risk in interest payments of borrowings.  Please see Note 2 for hedge accounting policies, hedging policies and method to evaluate hedge effectiveness.

Liquidity risk related to financing is managed mainly by timely preparing cash management plans.

(3)	Fair values of financial instruments

Fair values of financial instruments are based on the market price or the rationally calculated values with certain assumptions in case no market prices exist.  The calculated values may vary if different assumptions are used.  The contract amounts of derivative transactions described in Note 20 do not indicate market risk related to derivative transactions.

Fair Value of Financial Instruments

	Millions of Yen
	2018
	Carrying Amount	Fair Value	Unrealized Gains/Losses
Cash and bank deposits	¥32,387	¥32,387	¥-
Notes and accounts receivable - trade	4,390	4,390	-
Investment securities (Available-for-sale securities)	96,404	93,581	(2,823)
Total	¥133,182	¥130,358	¥(2,823)
Short-term borrowings	¥277	¥277	¥-
Short-term bonds	9,999	9,999	-
Long-term borrowings (including current portion)	871,868	883,589	11,721
Long-term bonds (including current portion)	93,000	93,788	788
Total	¥975,145	¥987,655	¥12,509
Derivative transactions (*1)	¥(50)	¥(50)	¥-

	Millions of Yen
	2017
	Carrying Amount	Fair Value	Unrealized Gains/Losses
Cash and bank deposits	¥28,217	¥28,217	¥-
Notes and accounts receivable - trade	5,244	5,244	-
Investment securities (Available-for-sale securities)	107,212	104,967	(2,245)
Total	¥140,674	¥138,429	¥(2,245)
Short-term borrowings	¥30,066	¥30,066	¥-
Short-term bonds	11,999	11,999	-
Long-term borrowings (including current portion)	746,631	757,027	10,396
Long-term bonds (including current portion)	38,000	38,445	445
Total	¥826,697	¥837,539	¥10,841
Derivative transactions (*1)	¥(61)	¥(61)	¥-

	Thousands of U.S. Dollars
	2018
	Carrying Amount	Fair Value	Unrealized Gains/Losses
Cash and bank deposits	$291,780	$291,780	$-
Notes and accounts receivable - trade	39,550	39,550	-
Investment securities (Available-for-sale securities)	868,512	843,072	(25,440)
Total	$1,199,844	$1,174,404	$(25,440)
Short-term borrowings	$2,496	$2,496	$-
Short-term bonds	90,090	90,090	-
Long-term borrowings (including current portion)	7,854,667	7,960,263	105,596
Long-term bonds (including current portion)	837,837	844,942	7,104
Total	$8,785,092	$8,897,793	$112,700
Derivative transactions (*1)	$(453)	$(453)	$-

Note:
(*1)	Receivables and payables arising from derivative transactions are presented on a net basis and numbers in parenthesis denote net payables.

Cash and bank deposits
The carrying value is deemed to approximate the fair value since the instruments are scheduled to be settled in a short period of time.

Notes and accounts receivable – trade
The carrying value is deemed to approximate the fair value taking into account relevant factors such as collection periods, as long as the financial condition of the counterparties does not significantly change after the agreement execution.

Investment securities
The fair value of listed stocks is based on the price on stock exchanges.  Information on securities classified by holding purpose is presented in Note 18.

Short-term borrowings and short-term bonds
The carrying value is deemed to approximate the fair value since the instruments are scheduled to be settled in a short period of time.

Long-term borrowings (including current portion)
The fair value of those with fixed interest rates is calculated by discounting the sum of principal and interest with the rate which would be applied if a similar new borrowing were entered into.  For those with variable interest rates, the carrying value is deemed to approximate the fair value because such borrowings reflect current market interest rates.  The fair value of those with variable interest rates hedged with interest rate swaps which qualify for hedge accounting and meet specific matching criteria is calculated by discounting the sum of principal and interest, including the difference paid or received under the swap agreements, with the rate which would be applied if a similar new borrowing were entered into.

Long-term bonds (including current portion)
The fair value is mainly based on the market price.

Derivative transactions
Information on the fair value for derivative transactions is presented in Note 20.

Information on financial instruments whose fair values cannot be reliably measured as of December 31, 2018 and 2017 was as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
	Carrying Amount
Operational investment securities (*1)	¥0	¥442	$0
Investment securities:
Investments in and advances to unconsolidated subsidiaries and affiliates (*1)	10,531	12,075	94,880
Available-for-sale securities:
Unlisted equity securities (*1)	10,159	10,159	91,526
Other (investments in silent partnerships and preferred equity investments and other) (*1)	7,598	6,599	68,452
Guarantee deposits (*2)	15,923	13,257	143,451
Long-term deposits from tenants (*3)	70,403	64,039	634,263

Notes:

(*1)	Since no quoted market price in an active market is available and it is extremely difficult to determine the fair value, these financial instruments are not included in the fair value disclosures.

(*2)
Since no quoted market price in an active market is available and it is difficult to determine the remaining period and extremely difficult to estimate future cash flows reliably, with their immateriality in amount, these financial instruments are not included in the fair value disclosures.

(*3)
Since no quoted market price in an active market is available and it is difficult to determine the remaining period and extremely difficult to estimate future cash flows reliably, these financial instruments are not included in the fair value disclosures.

Maturity analysis for financial assets and securities with contractual maturities as of December 31, 2018 and 2017 was as follows:

	Millions of Yen
December 31, 2018	Due in One Year or Less	Due after One Year through Five Years	Due after Five Years through Ten Years	Due after Ten Years
Cash and bank deposits	¥32,387	¥-	¥-	¥-
Notes and accounts receivable – trade	4,383	6	-	-
Investment securities
Available-for-sale securities with maturities – Debt securities (corporate bond)	-	60	-	-
Total	¥36,771	¥66	¥-	¥-

	Millions of Yen
December 31, 2017	Due in One Year or Less	Due after One Year through Five Years	Due after Five Years through Ten Years	Due after Ten Years
Cash and bank deposits	¥28,217	¥-	¥-	¥-
Notes and accounts receivable – trade	5,244	-	-	-
Investment securities
Available-for-sale securities with maturities – Debt securities (corporate bond)	-	-	80	-
Total	¥33,461	¥-	¥80	¥-

	Thousands of U.S. Dollars
December 31, 2018	Due in One Year or Less	Due after One Year through Five Years	Due after Five Years through Ten Years	Due after Ten Years
Cash and bank deposits	$291,780	$-	$-	$-
Notes and accounts receivable – trade	39,495	55	-	-
Investment securities
Available-for-sale securities with maturities – Debt securities (corporate bond)	-	540	-	-
Total	$331,276	$596	$-	$-

Please see Note 6 for annual maturities of long-term debt.

18.	INVESTMENT SECURITIES

The cost and carrying amount of available-for-sale securities at December 31, 2018 and 2017 were as follows:

	Millions of Yen
December 31, 2018	Carrying Amount	Cost	Unrealized Gains/Losses
Available-for-sale securities whose carrying amount exceeds their cost:
Equity securities	¥61,563	¥22,099	¥39,463
Other	23,657	18,501	5,156
Subtotal	85,221	40,600	44,620
Available-for-sale securities whose cost exceeds their carrying amount:
Equity securities	5,431	6,149	(717)
Subtotal	5,431	6,149	(717)
Total	¥90,652	¥46,750	¥43,902

	Millions of Yen
December 31, 2017	Carrying Amount	Cost	Unrealized Gains/Losses
Available-for-sale securities whose carrying amount exceeds their cost:
Equity securities	¥78,146	¥25,284	¥52,861
Other	20,698	16,322	4,376
Subtotal	98,844	41,606	57,238
Available-for-sale securities whose cost exceeds their carrying amount:
Equity securities	2,624	2,964	(339)
Subtotal	2,624	2,964	(339)
Total	¥101,469	¥44,571	¥56,898

	Thousands of U.S. Dollars
December 31, 2018	Carrying Amount	Cost	Unrealized Gains/Losses
Available-for-sale securities whose carrying amount exceeds their cost:
Equity securities	$554,623	$199,097	$355,526
Other	213,135	166,676	46,458
Subtotal	767,758	365,773	401,984
Available-for-sale securities whose cost exceeds their carrying amount:
Equity securities	48,931	55,397	(6,466)
Subtotal	48,931	55,397	(6,466)
Total	$816,690	$421,171	$395,518

Information on available-for-sale securities, sold during the years ended December 31, 2018 and 2017 was as follows:

	Millions of Yen
December 31, 2018	Proceeds	Realized Gains	Realized Losses
Available-for-sale:
Equity securities	¥46	¥42	¥-
Other	0	-	-
Total	¥47	¥42	¥-
	Millions of Yen
December 31, 2017	Proceeds	Realized Gains	Realized Losses
Available-for-sale:
Equity securities	¥1	¥0	¥-
Total	¥1	¥0	¥-
	Thousands of U.S. Dollars
December 31, 2018	Proceeds	Realized Gains	Realized Losses
Available-for-sale:			-
Equity securities	$418	$381	$
Other	5	-	-
Total	$423	$381	$-

Investments in and advances to unconsolidated subsidiaries and affiliates as of December 31, 2018 and 2017 consisted of the following:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Operational investment securities (common stocks)	¥0	¥0	$0
Investment securities (common stocks)	15,857	17,353	142,864
Investment securities (preferred equity and other)	486	545	4,379

19.	SUPPLEMENTAL CASH FLOW INFORMATION

The following table represents a reconciliation of cash and bank deposits with cash and cash equivalents as of December 31, 2018 and 2017:

	Millions of Yen		Thousands of U.S. Dollars
	2018	2017	2018
Cash and bank deposits	¥32,387	¥28,217	$291,780
Time deposits with maturities of more than three months	(540)	(226)	(4,866)
Cash and cash equivalents	¥31,847	¥27,991	$286,914

20.	DERIVATIVES AND HEDGING ACTIVITIES

The Group enters into interest rate swap contracts to hedge its risk of interest rate exposures on borrowings.

Derivative transactions to which hedge accounting is applied at December 31, 2018 and 2017:

			Millions of Yen
At December 31, 2018	Method of Accounting	Hedged Item	Contract Amount	Contract Amount Due after One Year	Fair Value
Interest rate swaps:
(fixed rate payment, floating rate receipt)	Deferral method	Long-term borrowings	¥562	¥487	¥	(*1 (50	) )
Interest rate swaps:
(fixed rate payment, floating rate receipt)	Exceptional treatment (*2)	Long-term borrowings	370,925	354,045		(*2)
Total			¥371,487	¥354,532		¥(50)

			Millions of Yen
At December 31, 2017	Method of Accounting	Hedged Item	Contract Amount	Contract Amount Due after One Year	Fair Value
Interest rate swaps:
(fixed rate payment, floating rate receipt)	Deferral method	Long-term borrowings	¥637	¥562	¥	(*1 (61	) )
Interest rate swaps:
(fixed rate payment, floating rate receipt)	Exceptional treatment (*2)	Long-term borrowings	359,125	330,925		(*2)
Total			¥359,762	¥331,487		¥(61)

			Thousands of U.S. Dollars
At December 31, 2018	Method of Accounting	Hedged Item	Contract Amount	Contract Amount Due after One Year	Fair Value
Interest rate swaps:
(fixed rate payment, floating rate receipt)	Deferral method	Long-term borrowings	$5,067	$4,391	$	(*1 (453	) )
Interest rate swaps:
(fixed rate payment, floating rate receipt)	Exceptional treatment (*2)	Long-term borrowings	3,341,666	3,189,594		(*2)
Total			$3,346,734	$3,193,986		$(453)

Notes:
(*1)	The fair value is measured at the guoted price obtained from the counterparty financial institutions.

(*2)	The fair value of interest rate swaps which qualify for hedge accounting and meet specific matching criteria is included in the fair value of corresponding long-term borrowings.

21.	INVESTMENT AND RENTAL PROPERTIES

The Company and some of its consolidated subsidiaries own rental properties such as office buildings, residential houses and commercial facilities in Tokyo and other areas to earn lease income.  Some office buildings and other rental properties for lease are regarded as real estate including space used as rental properties since they are used by the Company and some of its consolidated subsidiaries.

The carrying amounts, changes in such balances, and fair values of such rental properties and real estate including office space used as rental properties during the years ended December 31, 2018 and 2017 were as follows:

	Millions of Yen
	Carrying Amount (*1)			Fair Value (*3)
	January 1, 2018	Net Increase(*2)	December 31, 2018	December 31, 2018
Rental properties	¥940,425	¥131,046	¥1,071,472	¥1,379,329
Real estate including space used as rental properties	72,130	15,885	88,015	103,379

	Millions of Yen
	Carrying Amount (*1)			Fair Value (*3)
	January 1, 2017	Net Increase(*2)	December 31, 2017	December 31, 2017

Rental properties	¥794,244	¥146,180	¥940,425	¥1,220,711
Real estate including space used as rental properties	52,090	20,039	72,130	85,228

	Thousands of U.S. Dollars
	Carrying Amount (*1)			Fair Value (*3)
	January 1, 2018	Net Increase (*2)	December 31, 2018	December 31, 2018
Rental properties	$8,472,298	$1,180,603	$9,652,902	$12,426,392
Real estate including space used as rental properties	649,820	143,112	792,932	931,351

Notes:
(*1)	Carrying amounts recognized in the balance sheets are net of accumulated depreciation and accumulated impairment losses, if any.

(*2)
The increase during the years ended December 31, 2018 and 2017 principally represents the acquisition of certain real estate of ¥250,860 million ($2,260,006 thousand) and ¥196,422 million, respectively.  The decrease during the year ended December 31, 2018 principally represents transfers to real estate for sale of ¥84,446 million ($760,777 thousand).

(*3)
The Company measured the fair value of principal properties as of December 31, 2018 and 2017 in accordance with the Real Estate Appraisal Standards.  The fair value of other properties is measured using the index which is deemed to reflect the market value properly.  The fair value of certain other properties is the appraisal value based on the real estate appraisal report prepared by the external real estate appraiser.  The fair value is based on the adjusted value using the value measured or index used upon acquisition from the third party or recent valuation if there are no significant changes in such value or index.  As of December 31, 2018 and 2017, the carrying value of the newly acquired properties (including properties acquired by the merger) is deemed to approximate the fair value since the fluctuations in the fair value are considered to be minimal.

Lease income and expenses for the years ended December 31, 2018 and 2017 related to the rental properties and real estate including office space used as rental properties were as follows:

	Millions of Yen
	2018
	Lease Income (*1)	Lease Expenses (*1)	Lease Income, Net	Other, Net (*2)
Rental properties	¥61,245	¥24,396	¥36,849	¥(446)
Real estate including space used as rental properties	4,719	3,014	1,704	7

	Millions of Yen
	2017
	Lease Income (*1)	Lease Expenses (*1)	Lease Income, Net	Other, Net (*2)

Rental properties	¥58,243	¥23,055	¥35,188	¥(621)
Real estate including space used as rental properties	4,314	2,523	1,790	(0)

	Thousands of U.S. Dollars
	2018
	Lease Income (*1)	Lease Expenses (*1)	Lease Income, Net	Other, Net (*2)
Rental properties	$551,764	$219,787	$331,977	$(4,026)
Real estate including space used as rental properties	42,516	27,161	15,355	69

Notes:

(*1)
“Real estate including office space used as rental properties” includes office space used by the Company and some of its consolidated subsidiaries for a leasing service and operations management.  No amount is reported as lease income from such office space.  Depreciation and other expenses incurred from such office space are included in lease expenses.

(*2)	“Other, net” primarily includes loss from reconstruction and loss on sale or disposal of fixed assets for the years ended December 31, 2018 and 2017.

22.	RELATED PARTY TRANSACTIONS

There were no transactions with related parties for the years ended December 31, 2018 and 2017.

23.	SEGMENT INFORMATION

Under “Accounting Standard for Disclosures about Segments of an Enterprise and Related Information” (ASBJ Statement No. 17, June 30, 2010), and “Guidance on Accounting Standard for Disclosures about Segments of an Enterprise and Related Information” (ASBJ Guidance No. 20, March 21, 2008), an entity is required to report financial and descriptive information about its reportable segments.  Reportable segments are operating segments or aggregations of operating segments that meets specific criteria.  Operating segments are components of an entity for which separate financial information is available, and such information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.  Generally, segment information is required to be reported on the same basis as is used internally for evaluating operating segment performance and deciding how to allocate resources to operating segments.

(1)	Description of reportable segments

The Group’s reportable segments are those for which separate financial information is available and regular evaluation by the Company’s management is being performed in order to decide how resources are allocated among the Group.  The Group has its business divisions identified by service lines.  Each business division develops its strategy for services, and operates its business.  Therefore, the Company considers each business division a reportable segment.

The Group consists of three segments:  “Real Estate,” “Insurance” and “Staffing.”

The businesses of these reportable segments for the years ended December 31, 2018 and 2017 were as follows:

i)	Real Estate segment – real estate rental, real estate development and sale in lots, and asset management businesses
ii)	Insurance segment – the insurance agency business
iii)	Staffing segment – temporary staffing and staffing agency businesses

(2)	Methods of measurement for the amounts of sales, profit, assets, and other items for each reportable segment

The accounting policies of each reportable segment are consistent to those disclosed in Note 2, “Summary of Significant Accounting Policies.” Segment profit is based on operating income.  Intersegment transactions are based on prevailing market price.

(3)	Information about sales, profit, assets, and other items by reportable segment as of and for the years ended December 31, 2018 and 2017 was as follows:

	Millions of Yen
	2018
	Reportable Segment
	Real Estate	Insurance	Staffing	Total	Other	Total	Reconciliations	Consolidated
Revenues from operations:
Sales to external customers	¥256,322	¥4,056	¥17,955	¥278,334	¥9,178	¥287,513	¥-	¥287,513
Intersegment sales or transfers	747	-	138	886	3,748	4,635	(4,635)	-
Total	¥257,070	¥4,056	¥18,094	¥279,221	¥12,927	¥292,148	¥(4,635)	¥287,513
Segment profit	¥81,065	¥1,596	¥360	¥83,022	¥356	¥83,378	¥(7,814)	¥75,564
Segment assets	1,387,668	6,135	4,023	1,397,827	20,752	1,418,580	107,842	1,526,423
Other:
Depreciation and amortization	11,429	41	79	11,550	69	11,619	323	11,942
Investments in unconsolidated subsidiaries and affiliates	3,884	-	-	3,884	11,371	15,256	-	15,256
Increase in property, plant and equipment and intangible assets	253,929	106	46	254,082	2,238	256,321	(283)	256,037

	Millions of Yen
	2017
	Reportable Segment
	Real Estate	Insurance	Staffing	Total	Other	Total	Reconciliations	Consolidated
Revenues from operations:
Sales to external customers	¥258,597	¥3,479	¥18,620	¥280,697	¥8,921	¥289,618	¥-	¥289,618
Intersegment sales or transfers	577	-	103	681	2,570	3,252	(3,252)	-
Total	¥259,175	¥3,479	¥18,724	¥281,378	¥11,492	¥292,871	¥(3,252)	¥289,618
Segment profit	¥69,208	¥1,077	¥335	¥70,621	¥790	¥71,411	¥(7,162)	¥64,249
Segment assets	1,205,526	5,031	5,247	1,215,806	13,868	1,229,674	122,463	1,352,137
Other:
Depreciation and amortization	11,305	28	56	11,390	19	11,410	326	11,736
Investments in unconsolidated subsidiaries and affiliates	6,198	-	-	6,198	10,881	17,079	-	17,079
Increase in property, plant and equipment and intangible assets	197,017	41	167	197,226	1	197,227	1,033	198,260

	Thousands of U.S. Dollars
	2018
	Reportable Segment
	Real Estate	Insurance	Staffing	Total	Other	Total	Reconciliations	Consolidated
Revenues from operations:
Sales to external customers	$2,309,211	$36,546	$161,763	$2,507,521	$82,690	$2,590,211	$-	$2,590,211
Intersegment sales or transfers	6,737	-	1,246	7,983	33,773	41,757	(41,757)	-
Total	$2,315,948	$36,546	$163,009	$2,515,504	$116,463	$2,631,968	$(41,757)	$2,590,211
Segment profit	$730,321	$14,381	$3,244	$747,947	$3,212	$751,169	$(70,399)	$680,760
Segment assets	12,501,513	55,278	36,248	12,593,040	186,963	12,780,003	971,555	13,751,559
Other:
Depreciation and amortization	102,965	372	718	104,056	621	104,677	2,914	107,592
Investments in unconsolidated subsidiaries and affiliates	34,993	-	-	34,993	102,449	137,443	-	137,443
Increase in property, plant and equipment and intangible assets	2,287,650	959	422	2,289,033	20,167	2,309,201	(2,554)	2,306,646

Notes:
1.	“Other” is a segment not included in any other reportable segments, such as contract work, design, project management, and hotel management.

2.
The reconciled amount of ¥(7,814) million ($(70,399) thousand) recorded for segment profit for the year ended December 31, 2018 includes elimination of intersegment transactions of ¥(254) million ($(2,292) thousand) and corporate expenses of ¥(7,559) million ($(68,107) thousand) that are not allocated to any reportable segment.  The reconciled amount of ¥(7,162) million recorded for segment profit for the year ended December 31, 2017 includes elimination of intersegment transactions of ¥(221) million and corporate expenses of ¥(6,940) million that are not allocated to any reportable segment.

3.
The reconciled amount of ¥107,842 million ($971,555 thousand) recorded for segment assets for the year ended December 31, 2018 includes elimination of intersegment transactions of ¥(3,571) million ($(32,174) thousand) and corporate assets of ¥111,414 million ($1,003,730 thousand) that are not allocated to any reportable segment.  The reconciled amount of ¥122,463 million recorded for segment assets for the year ended December 31, 2017 includes elimination of intersegment transactions of ¥(2,499) million and corporate assets of ¥124,962 million that are not allocated to any reportable segment.

4.	Segment profit is adjusted for operating income in the accompanying consolidated statements of income.

(4)	Information about geographical areas

(a) Sales
Not applicable.

(b) Property, plant and equipment
Not applicable.

(5)	Information about major customers

<For the year ended December 31, 2018>

		Millions of Yen	Thousands of U.S. Dollars
		2018
Name of Customer	Segment	Net Sales
Hulic Reit, Inc.	Real Estate	¥51,334	$462,475

<For the year ended December 31, 2017>

		Millions of Yen
		2017
Name of Customer	Segment	Net Sales
Hulic Reit, Inc.	Real Estate	¥34,934
Godo Kaisha YMM Investment	Real Estate	¥31,387

(6)	Information about impairment loss

<For the year ended December 31, 2018>
Not applicable.

<For the year ended December 31, 2017>

	Millions of Yen
	2017
	Real Estate	Insurance	Staffing	Other	Reconciliations	Consolidated
Impairment loss	¥11	¥-	¥-	¥-	¥-	¥11

(7)	Information about amortization and unamortized balance of goodwill

<For the year ended December 31, 2018>

	Millions of Yen
	2018
	Real Estate	Insurance	Staffing	Other	Reconciliations	Consolidated
Amortization of goodwill	¥976	¥107	¥0	¥11	¥-	¥1,095
Unamortized balance as of December, 31, 2018	2,653	473	0	899	-	4,026

	Thousands of U.S. Dollars
	2018
	Real Estate	Insurance	Staffing	Other	Reconciliations	Consolidated
Amortization of goodwill	$8,797	$966	$1	$102	$-	$9,867
Unamortized balance as of December, 31, 2018	23,907	4,267	1	8,099	-	36,276

<For the year ended December 31, 2017>

	Millions of Yen
	2018
	Real Estate	Insurance	Staffing	Other	Reconciliations	Consolidated
Amortization of goodwill	¥239	¥134	¥0	¥-	¥-	¥373
Unamortized balance as of December, 31, 2018	3,630	424	0	-	-	4,055

(8)	Information about gain on negative goodwill

<For the year ended December 31, 2018>
Porte Kanazawa Co., Ltd. was included in the scope of consolidation in “Real Estate,” and gain on negative goodwill of ¥29 million ($267 thousand) was recognized during the year ended December 31, 2018.  HULIC FUFU Co., Ltd. was included in the scope of consolidation in “Other,” and gain on negative goodwill of ¥33 million ($298 thousand) was recognized during the year ended December 31, 2018.  The gain on negative goodwill is not included in segment profit because it is included in “Other income (expenses).”

<For the year ended December 31, 2017>
Salad Bowl International Co., Ltd. was included in the scope of consolidation in “Other,” and gain on negative goodwill of ¥24 million was recognized during the year ended December 31, 2017.  The gain on negative goodwill is not included in segment profit because it is included in “Other income (expenses).”

24.	SUBSEQUENT EVENT

At the meeting of Board of Directors held on December 18, 2018, the Company resolved to transfer all shares of Avanti Staff Corporation, a consolidated subsidiary of the Company, and completed the transfer on January 31, 2019 as resolved.  As a result of this transfer, Avanti Staff Corporation will be excluded from the scope of consolidation.

(1)	Reason for the share transfer

In the process of reviewing the mid-to long-term business strategy of the Group, the Company decided to transfer all shares of Avanti Staff Corporation, which engages in temporary staffing business, from the viewpoint of selection and concentration of business resources.

(2)	Name of the counterparty for the share transfer

PERSOL TEMPSTAFF CO., LTD.

(3)	Date of the share transfer

January 31, 2019

(4)	Name of the subsidiary, nature of its business and transaction relationship with the Company

Name:	Avanti Staff Corporation
Nature of business:	Temporary staffing and staffing agency businesses
Transaction relationship with the Company:	Outsourcing of reception services, temporary staffing, etc. from Avanti Staff Corporation Leasing of office spaces from the Company

(5)	Number of shares transferred, transfer price, gain/loss on the share transfer and shareholding ratio after the transfer

Number of shares transferred:	1,732 shares
Transfer price:	Not disclosed due to the confidentiality agreement with the counterparty
Gain/loss on the share transfer:	Not disclosed due to the confidentiality agreement with the counterparty
Shareholding ratio after the transfer:	- %

(6)	Name of the reportable segment in which the transferred business is included

Staffing

As a result of this share transfer, the reporting segments of the Group, which consisted of “Real Estate,” “Insurance” and “Staffing,” will be changed to “Real Estate” and “Insurance” from the year ending December 31, 2019.

Memo 70

Memo 71

Stock Information (As of December 31, 2018) Major Indicators ((Y)) FY12/14 FY12/15 FY12/16 FY12/17 FY12/18 Stock price at period-end (Y)1,211 (Y)1,069 (Y)1,039 (Y)1,266 (Y)985 Closing stock price range for the last 12 months; Hulic Co., Ltd. 1,012-1,543 962-1,425 861-1,147 1,006-1,307 936-1,404 Basic earning per share (EPS) 37.72 52.75 53.00 64.38 75.18 Diluted EPS 37.68 52.71 52.98 64.38 - Book value per share (BPS) 341.40 474.90 511.68 570.02 608.49 Dividend per share (DPS) 10.50 15.50 17.00 21.00 25.50 Total amount of cash dividends ((Y) million) (Y)6,247 (Y)10,250 (Y)11,246 (Y)13,898 (Y)16,876 Number of shares issued and outstanding at period-end (incl. treasury stock) 596,279,271 662,561,871 662,914,071 663,062,271 663,062,271 Major Shareholders Top 10 Shareholders Number of shares Shareholding ratio (%) Meiji Yasuda Life Insurance Company 47,617,077 7.18 Sompo Japan Nippon Koa Insurance Inc. 44,248,800 6.67 Tokyo Tatemono Co., Ltd. 41,849,033 6.31 Fuyo General Lease Co., Ltd. 40,652,916 6.13 Yasuda Real Estate Co., Ltd. 30,789,331 4.64 Oki Electric Industry Co., Ltd. 29,631,000 4.46 The Yasuda Warehouse Co., Ltd. 28,431,800 4.28 Mizuho Capital Co., Ltd. 25,533,900 3.85 Tokio Marine & Nichido Fire Insurance Co., Ltd. 22,321,759 3.36 The Master Trust Bank of Japan, Ltd. (Trust account) 18,628,000 2.80 Shareholding by Category Individuals and others Other Japanese companies Financial instruments business operators Foreign institutions and others Financial institutions Treasury stock FY12/18 4.94% 15.59% 43.86% 33.50% 1.92% 0.19% FY12/17 4.80% 18.20% 43.94% 31.71% 1.16% 0.19% FY12/16 5.58% 16.60% 42.13% 34.42% 1.08% 0.19% 0.00% 20.00% 40.00% 60.00% 80.00% 100.00% 72

Corporate Information Corporate Name Hulic Co., Ltd. Representative Manabu Yoshidome, President, Representative Director Established March 1957 Business Outline Real estate holding, leasing, sales and brokerage Paid-in Capital (Y)62.718 billion (as of December 31, 2018) Business Year From January 1 to December 31 of the following year Listing Tokyo Stock Exchange (First Section) Securities Code 3003 Headquarters 7-3 Nihonbashi Odenmacho, Chuo-ku, Tokyo, Japan Number of Employees 166 (Non-consolidated: as of December 31, 2018) Hulic Group Hulic Build Co., Ltd. Head office Chiyoda-ku, Tokyo Business General construction, total office produce Hulic Building Management Co., Ltd. Head office Chuo-ku, Tokyo Business Property management Hulic Insurance Service Co., Ltd. Head office Taito-ku, Tokyo Business Insurance agency Hulic Hotel Management Co., Ltd. Head office Chuo-ku, Tokyo Business Hotel management Hulic Office Service Co., Ltd. Head office Chuo-ku, Tokyo Business Company cafeteria management, office supply Hulic Reit Management Co., Ltd. Head office Chuo-ku, Tokyo Business Asset management operations through Hulic Reit, Inc. Hulic Proserve Co., Ltd. Head office Chuo-ku, Tokyo Business Commissioned operations in corporate accounting, human resources, and other office services Hulic Private Reit Management Co., Ltd. Head office Chuo-ku, Tokyo Business Asset management operations through Hulic Private Reit, Inc. Hulic Property Solution Co., Ltd. Head office Chuo-ku, Tokyo Business Planning, designing, assessment, order, supervision and consulting of construction work Smart Life Management Co., Ltd. Head office Chuo-ku, Tokyo Business Health care consulting HULIC FUFU Co., Ltd. Head office Chuo-ku, Tokyo Business Management of Ryokan (Japanese style luxury hotel), Consulting of Ryokan management. HULIC Agri Co., Ltd. Head office Chuo-ku, Tokyo Business Management and holding stock of agricultural company in Vietnam. Porte Kanazawa. Co., Ltd. Head office Kanazawa-shi, Ishikawa Business Property management of Porte Kanazawa MOS CO., LTD. Head office Kanazawa-shi, Ishikawa Business Hotel Management 73

Contact Corporate Communications & Investor Relations Dept. TEL: +81-3-5623-8102 URL: https://www.hulic.co.jp/en/